Exhibit 2.1

PURCHASE AND ASSUMPTION AGREEMENT

among

HSBC FINANCE CORPORATION,

HSBC USA INC.,

HSBC TECHNOLOGY AND SERVICES (USA) INC.

and

CAPITAL ONE FINANCIAL CORPORATION

AUGUST 10, 2011

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

ARTICLE VI

COVENANTS

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1	Conditions to the Obligations of Purchaser and Sellers	64
Section 7.2	Conditions to the Obligations of Purchaser	65
Section 7.3	Conditions to the Obligations of Sellers	65

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ARTICLE VIII

SURVIVAL; INDEMNIFICATION

ARTICLE IX

TERMINATION

Section 9.1	Termination	71
Section 9.2	Effect of Termination	72

ARTICLE X

MISCELLANEOUS

-iii-

SCHEDULES AND EXHIBITS

Exhibit A	Transition Principles and Procedures
Exhibit B	Form of Estimated Closing Statement
Exhibit C	Form of Final Closing Statement
Exhibit D	Form of Bill of Sale
Exhibit E	Form of Assignment and Assumption Agreement
Exhibit F	Stock Consideration Representations
Exhibit G	Summary of Material Terms of Registration Rights

Purchaser’s Disclosure Schedules

Sellers’ Disclosure Schedules

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PURCHASE AND ASSUMPTION AGREEMENT

Purchase and Assumption Agreement, dated as of August 10, 2011 (this “Agreement”), among HSBC Finance Corporation, a Delaware corporation (“HSBC Finance Corporation”), HSBC USA Inc., a Maryland corporation (“HSBC USA”), HSBC Technology and Services (USA) Inc., a Delaware corporation (“HSBC Technology and Services”), and Capital One Financial Corporation, a Delaware corporation (“Purchaser”).

RECITALS

WHEREAS, HSBC Finance Corporation and HSBC USA are currently engaged in the CRS Business, both directly and through certain of their respective Subsidiaries;

WHEREAS, HSBC Technology and Services provides services to HSBC Finance Corporation, HSBC USA and their respective Subsidiaries in connection with the operation of the CRS Business; and

WHEREAS, subject to the terms and conditions set forth herein, Sellers desire to sell and Purchaser desires to purchase and assume certain assets and liabilities of the CRS Business, as operated by Sellers and their respective Subsidiaries.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the parties covenant and agree to the following definitions and other terms:

“2011 Bonus Accrual” has the meaning set forth in Section 6.9(f).

“2012 Bonus Accrual” has the meaning set forth in Section 6.9(f).

“Account” means the Credit Card Accounts, the Non-Credit Card Accounts and the Third-Party Owned Accounts.

“Account Agreement” means an agreement (including all related disclosure) between any Selling Entity, on the one hand, and a Person or Persons, on the other hand, under which an Account is established, as such agreement may be amended, modified or otherwise changed from time to time (including pursuant to changes in terms notices). The term Account Agreement does not include any vendor Contract or Assigned Partner Agreement or other Acquired Contract.

“Account Supplies” means all forms of applications, periodic billing statements, plastics, blank Credit Cards, access checks, marketing materials and other supplies held in inventory by any Selling Entity in connection with such Selling Entity’s operation of the CRS Business.

“Accrued Interest and Fees” means the aggregate amount of all finance charges and fees that were accrued and earned, but not posted, with respect to an Account as of the Effective Time in accordance with the applicable terms of the Account Agreements.

“Acquired Assets” means the following assets owned directly or indirectly by any Seller as of the Effective Time:

(i) All CRS Accounts and all Gross Receivables and Accrued Interest and Fees related to the CRS Accounts, and all Charged Off Accounts and the right to any recoveries or collections with respect thereto;

(ii) All CRS Account Agreements, pending applications for CRS Accounts and outstanding solicitations for CRS Accounts;

(iii) Subject to the terms of the Transitional Trademark Licensing Agreement, the Account Supplies;

(iv) All loans associated with CRS Accounts (other than the Excluded Accounts);

(v) The right to receive Interchange Fees and annual or other fees from Borrowers under the CRS Accounts, including the pro rata portion of any annual or other fees from Borrowers under the CRS Accounts for any period after the Effective Time;

(vi) The pro rata portion of any fees paid in connection with the CRS Business for any period after the Effective Time;

(vii) The Purchased Real Property, Leased Real Property, Other Real Property and Furniture and Equipment;

(viii) Subject to Section 6.1(b), the Books and Records and Cardholder List; provided, however, that each Selling Entity may retain copies of the Books and Records to the extent reasonably necessary for, and solely for use in connection with, litigation relating to Excluded Liabilities or Excluded Assets or in order to comply with Applicable Law or tax or regulatory requirements; provided, further, that the Sellers shall not deliver but shall provide Purchaser with access to any Books and Records that cannot, without unreasonable effort or expense, be separated from books and records maintained by the Sellers or their respective Affiliates in connection with their respective business other than the CRS Business;

(ix) All BINs and ICAs used for the CRS Accounts;

(x) The Acquired Contracts;

(xi) Subject to the terms of the IP Transfer Agreement, the Transferred Intellectual Property and IT Assets;

(xii) Any security deposits related to Acquired Assets (if any);

(xiii) Rights to provide the Enhancement Services and the right to provide enhancement services currently offered by the Sellers in connection with the CRS Business through third parties or Affiliates of Sellers that are not Selling Entities;

(xiv) The Other Specified Assets;

(xv) All causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by any Selling Entity to the extent related to the Assumed Liabilities or Acquired Assets, whether arising by way of counterclaim or otherwise, except to the extent related to any matter that is an Excluded Liability or to the extent related to Intellectual Property owned or licensed by any Selling Entity other than such causes of action, lawsuits, judgments, claims and demands under the Transferred Intellectual Property; and

(xvi) All guaranties, warranties, credits, rights of set off, indemnities and similar rights in favor of any Selling Entity to the extent related to any Acquired Asset.

“Acquired Contracts” means the Contracts listed on the Acquired Contract Schedule, the Assigned Leases and the Assigned Partner Agreements.

“Acquired Contract Schedule” means a schedule to be completed by Sellers and delivered to Purchaser within 90 days of the date hereof in accordance with the Transition Principles and Procedures.

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person.

“Agent Bank Agreement” has the meaning set forth in Section 6.15.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Statement” has the meaning set forth in Section 2.7(a).

“Ancillary Agreements” means the Transition Services Agreement, the IP Licensing Agreement, the IP Transfer Agreement, the Transitional Trademark Licensing Agreement and the Sublease Agreements and, if and only if the Stock Consideration does not equal zero, the Registration Rights Agreement.

“Applicable Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Governmental Entity or Self-Regulatory Organization, and authoritative interpretations thereof.

“Appraised Value” means, with respect to any real property, the fair market value (assuming current use) of such real property as determined by the appraisal of an independent third-party appraiser mutually selected by Sellers and Purchaser to be completed prior to the Closing Date, the fees and disbursements of any such appraiser shall be divided equally between Sellers, on the one hand, and Purchaser, on the other hand; provided that if an appraisal cannot be completed prior to the Closing Date, the Appraised Value shall be a fair market value (assuming current use) mutually agreed to by Sellers and Purchaser.

“Assigned Leases” means those leases and subleases listed on Schedule 1.1(a) of Sellers’ Disclosure Schedules.

“Assigned Partner Agreements” means the Contracts listed on Schedule 1.1(b) of Sellers’ Disclosure Schedules.

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(d).

“Assumed Liabilities” means the following Liabilities of any Selling Entity to the extent relating to or arising out of the conduct of the CRS Business:

(i) Any accrued and unpaid charges, fees and expenses, to the extent arising out of activities occurring after the Effective Time, related to the Acquired Assets;

(ii) The Rewards Program Liability;

(iii) All credits (other than credits included in the Rewards Program Liability) that are payable by any Selling Entity to the Borrower on any CRS Account (other than an Excluded Account);

(iv) The Other Specified Liabilities;

(v) Taxes relating to, arising out of or with respect to the CRS Business, the Acquired Assets or the Assumed Liabilities after the Effective Time, other than any Taxes which Seller is liable to pay; and

(vi) Such other Liabilities of types not specified in the foregoing clauses (i) through (v) to the extent relating to or arising from Purchaser’s ownership or operation of the CRS Business, Acquired Assets or Assumed Liabilities after the Effective Time, including all Liabilities to the extent arising from and after the Effective Time to each counterparty under the terms of each respective Acquired Contract and each CRS Account Agreement (other than for an Excluded Account).

“Balances with Rate for Life” has the meaning set forth in Section 4.11(e).

“BHC Act” means the Bank Holding Company Act of 1956.

“Bill of Sale” has the meaning set forth in Section 3.2(c).

“BIN” means the Bank Identification Number or Issuer Identification Number (if any) used by VISA, American Express or Discover with respect to an Account.

“Books and Records” means the books, records, original documents, customer-related correspondence, books of account, customer service and collection and recovery records, billing tapes, month-end tapes, credit information files, loan documents, financial statements, credit card slips, receipts, drafts, instruments, billing error notices, and other data maintained by, or in the possession of, any Selling Entity or any Person on behalf of any Selling Entity, whether in hard copy or electronic format, to the extent related to the Acquired Assets, Assumed Liabilities or the CRS Business, other than those (i) relating primarily to any Excluded Asset, (ii) for which any Applicable Law prohibits their transfer, (iii) the transfer of which would subject any Seller or any of their respective Affiliates to any material Liability to any Person other than Purchaser or its Affiliates, (iv) relating to any business of any Seller or any of their respective Affiliates other than the CRS Business (provided, however, that the exception in this clause (iv) shall only apply to the portion of such Books and Records related to a business other than the CRS Business) or (v) reasonably necessary to be retained in connection with litigation or disputes pending or threatened as of the Closing Date that are Excluded Liabilities.

“Borrower” means a Person or Persons in whose name or names an Account has been established pursuant to an Account Agreement, including any guarantor, co-signor or surety.

“Branch PAA” means the Purchase and Assumption Agreement by and among HSBC Bank USA, HSBC Securities (USA) Inc., HSBC Technology and Services and First Niagara Bank, National Association, dated July 30, 2011.

“Business Day” means any day excluding Saturday, Sunday and any day on which banking institutions located in New York, New York are authorized or required by Applicable Law or other governmental action to be closed.

“Business Employees” shall mean, as of any particular date, (i) the persons actively employed as of such date by any Seller or any of their Subsidiaries principally in connection with the CRS Business, (ii) the persons employed as of such date by any Seller or any of their Subsidiaries principally in connection with the CRS Business who are absent from work on account of vacation, jury duty, funeral leave, personal day, sickness, long- or short-term disability, workers compensation leave, military leave, leave under the Family Medical Leave Act or other approved leave of absence or for whom an obligation to recall, rehire or otherwise return to employment exists under a contractual obligation or law and (iii) any employees of any Affiliate of Sellers listed on Schedule 1.1(c) of Sellers’ Disclosure Schedules. Notwithstanding the foregoing, in no event shall an individual employed outside of the United States or an Excluded Employee be considered a Business Employee for purposes of this Agreement. A list of the Business Employees, as of the date hereof, is set forth on Schedule 1.1(c) of Sellers’ Disclosure Schedules.

“Business Premises” means the Purchased Real Property, the Leased Real Property and the Other Real Property.

“Card Association” means VISA, Visa International, Inc., MasterCard, American Express and Discover.

“Cardholder List” means the names, addresses and, if available, phone numbers and email addresses, of all Borrowers for whom a CRS Account has been established.

“Change in Terms Tape” has the meaning set forth in Section 6.11(b).

“Charged Off Accounts” means any Account which would have constituted a CRS Account had it been in effect as of the Effective Time and which has been charged off by a Selling Entity as of the Effective Time.

“Claim Notice” has the meaning set forth in Section 8.4(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Cash Payment” means an amount in cash equal to (i) the Purchase Price minus (ii) the Stock Consideration Value.

“Closing Tape” means (i) a standard full master file tape produced by Purchaser or First Data Resources LLC, as applicable, relating to the CRS Accounts as of the Effective Time and that includes (to the extent applicable) (1) the Account or control number, (2) the Account balance, (3) the date of the last payment, (4) the amount of the last payment, (5) the status code, (6) the annual percentage rates applicable to each balance within the Account, (7) the current delinquency of the Gross Receivables, (8) all Borrowers on each Account, and (9) such other information about the Accounts and any activity related thereto that is in a typical credit card processor “masterfile tape,” (ii) a standard full file tape relating to the CRS Accounts as of the Effective Time and that contains, for each such CRS Account, where applicable, the respective number (and type) of points and rewards and (iii) a standard full file tape relating to the CRS Accounts as of the Effective Time and that contains, for each such CRS Account, where applicable, the entitlements for each Enhancement Service.

“Code” means the Internal Revenue Code of 1986, as amended.

“Comparable Job Requirements” shall mean the following terms of employment, which shall apply in respect of Transferred Business Employees (while employed by Purchaser and its Subsidiaries) through the twelve month period following the Closing Date: (i) a position requiring substantially comparable skills and abilities as the employee’s position immediately prior to the Closing Date (it being understood that whether a position is managerial or non-managerial shall not in and of itself preclude an offer from meeting the Comparable Job Requirements), (ii) annual base salary, weekly or hourly rate of pay, and commission pay arrangements, in each case, that are substantially the same as or better than such individual’s salary, rate of pay and commission pay arrangement as in effect immediately prior to the Closing Date, (iii) a position that does not involve a significant change in work schedule, other than changes made in a manner materially consistent with Sellers’ policy set forth on Schedule 1.1(d) of Sellers’ Disclosure Schedules, (iv) benefits that are substantially comparable, in the aggregate to those provided to similarly situated employees of Purchaser, as in effect from time to time; provided, however, that Business Employees who are categorized as Global Career Band level 3 shall be provided with vacation benefits consistent with their being treated as executives under Purchaser’s vacation policies as of the Closing Date, (v) subject to Applicable Law, an annual incentive opportunity for the 2012 performance period that is substantially comparable to the annual incentive opportunity in effect for the most recently completed annual performance period prior to the Closing Date and (vi) at a work location not more than 50 miles from such employee’s work location immediately prior to the Closing Date; provided that working from a home office shall be deemed to meet the requirements of this clause (vi) and (vii) a work status (full- or part-time) that is not changed from that in effect immediately prior to the Closing Date.

“Competing Business” has the meaning set forth in Section 6.7(b).

“Confidentiality Agreement” means the confidentiality agreement between HSBC North America Holdings Inc. and Purchaser, dated May 14, 2011.

“Consumer Card Program” has the meaning set forth in Section 6.15(a).

“Contract” means, with respect to any Person, any agreement, undertaking, contract, indenture, deed of trust or other instrument, document or agreement by which that Person, or any amount of its properties, is bound and or subject.

“Control,” and the correlative terms “Controlling” and “Controlled,” means, as used with respect to any Person, possession of the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Conversion Date” means the Closing Date.

“Correction Amount” has the meaning set forth in Section 2.5(c).

“Credit Card” means a card that may be used by the holder to purchase goods and services and, if applicable, to obtain cash advances through credit, commonly known as a credit or charge card, whether or not bearing the service mark of “Visa,” “MasterCard,” “American Express,” “Discover” or any other network. The term “Credit Card” does not include any Non-Credit Card Product and no card will be considered a “Credit Card” merely because such card allows the holder to obtain or access credit through an overdraft line tied to a deposit account.

“Credit Card Account” means all accounts, as of the Effective Time, (i) under which a purchase, cash advance or credit transaction may be or has been made by a Borrower (or a Person authorized by such Borrower), (ii) under which a Credit Card is or has been issued to a Borrower (or a Person authorized by such Borrower) and (iii) for which an Account Agreement is in effect.

“CRS Account Agreements” has the meaning set forth in Section 4.11(b).

“CRS Accounts” means all Accounts included within the CRS Business.

“CRS Business” means (i) the issuing by HSBC Finance Corporation and its Subsidiaries of revolving lines of credit accessible through (x) general purpose Credit Cards, including in connection with co-brand and affinity programs, and (y) private label Credit Cards as part of private label programs, (ii) the issuing by HSBC USA and its Subsidiaries of revolving lines of credit not associated with Credit Cards, as well as closed-end loans, in connection with affinity and private label programs, (iii) the Selling Entities servicing, administering and maintaining and owning Accounts and Gross Receivables associated with any of the lines of credit or loans described in clauses (i) and (ii) (other than Excluded Accounts) and (iv) providing Enhancement Services in respect thereof.

“de minimis loss” has the meaning set forth in Section 8.2(b).

“Delayed Transfer Date” has the meaning set forth in Section 6.9(a).

“Disclosure Schedule” means, with respect to Purchaser or Sellers, a schedule delivered by it or them to the other contemporaneously with the execution and delivery of this Agreement setting forth in correspondingly numbered sections, among other things, items the disclosure of which is required under this Agreement, either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties or covenants contained in this Agreement; provided that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not be considered an admission by the disclosing party that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or is expected to result in a Material Adverse Effect, as the case may be; provided, further, that an item disclosed by either party in such party’s Disclosure Schedule shall be deemed to be a disclosure against any other representation, warranty or covenant of such party in this Agreement to the extent that the relevance of such disclosure is reasonably apparent on its face from the context of such disclosure in such party’s Disclosure Schedule.

“Effective Time” means 12:00:01 a.m. Eastern on the Closing Date.

“Effective Transfer Time” has the meaning set forth in Section 6.10(d).

“Employee Plans” has the meaning set forth in Section 4.14(b).

“Enhancement Services” means the products currently or previously offered by Sellers or their respective Subsidiaries in connection with the CRS Accounts, including those listed on Schedule 1.1(e) of Sellers’ Disclosure Schedules.

“Environmental Law” means any law, statute, regulation, rule, ordinance, order or other binding decision of any environmental agency regarding protection of the environment or health and safety as it relates to Hazardous Materials.

“Estimated Closing Statement” means a statement, prepared using the same accounting methods, policies, practices and procedures as were used in the preparation of the Financial Statements, the form of which is included as Exhibit B, showing the estimated calculation of the Purchase Price, as of the Effective Time, based on data that was current as of the month-end two months prior to the month in which the Closing Date occurs.

“Excluded Accounts” means the accounts associated with the loans listed on Schedule 1.1(f) of Sellers’ Disclosure Schedules.

“Excluded Assets” means all assets owned directly or indirectly by any Seller as of the Effective Time, other than the Acquired Assets, including the following:

(i) All Tax Returns of any Selling Entity and all books and records (including working papers) related thereto;

(ii) All invoices, shipping documents, purchase orders and other preprinted business forms and other similar documentation, other than any Account Supplies (subject to the terms of the Transitional Trademark Licensing Agreement), that have any Trademark thereon other than those Trademarks included in the Transferred Intellectual Property;

(iii) All credits, prepaid expenses, deferred charges, advance payments, security deposits, prepaid items and duties to the extent related to any asset that is not an Acquired Asset;

(iv) All Excluded Accounts and the loans associated therewith;

(v) All assets related to employee benefit arrangements of any Selling Entity or any of its Affiliates, including the Employee Plans, except as otherwise provided in Section 6.9;

(vi) All personnel records; and

(vii) All Intellectual Property owned or licensed by any Seller or any of their respective Affiliates, including all rights, title and interest to any of the Selling Entity Names and any other Trademarks of the Selling Entities or their respective Affiliates, including those identified on Schedule 1.1(g) of Sellers’ Disclosure Schedules, other than the Transferred Intellectual Property.

“Excluded Employees” means the persons identified on Schedule 6.9(a) of Sellers’ Disclosure Schedules; provided that if the Agent Bank Agreement reflects option (2) (as described in Section 6.15(a)), Sellers may, up to 30 days prior to the Closing Date, update Schedule 6.9(a) of the Sellers’ Disclosure Schedules to add up to 15 Business Employees to retain in order to provide services to HSBC Bank USA.

“Excluded Liabilities” means all Liabilities of the Selling Entities other than the Assumed Liabilities.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that, if such day is not a Business Day or the Federal Funds Rate is not so published for any day, the Federal Funds Rate for such day shall be such rate on such transactions on the next Business Day as so published on the next succeeding Business Day.

“Final Closing Statement” means a statement, prepared using the same accounting methods, policies, practices and procedures as were used in the preparation of the Financial Statements, the form of which is included as Exhibit C, showing the calculation of the Purchase Price as of the Effective Time.

“Final Purchase Price” has the meaning set forth in Section 2.5(a).

“Financial Statements” has the meaning set forth in Section 4.18(a).

“Financing” means any debt, equity or hybrid financing undertaken by Purchaser or its Affiliates prior to, simultaneously with or immediately following the Effective Time in connection with the transactions contemplated by this Agreement.

“Furniture and Equipment” means all furniture, equipment, furnishings and (if applicable) leasehold improvement with respect to or located at the Purchased Real Property, the Leased Real Property or the Other Real Property as of the Effective Time.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authorizations” means all licenses, permits, variances, certificates and other authorizations and approvals related to the CRS Business as currently conducted and issued by or obtained from a Governmental Entity or Self-Regulatory Organization.

“Governmental Entity” means any federal, state, local, domestic or foreign agency, court, tribunal, administrative body or board, arbitration panel, department or other legislative, judicial, governmental, quasi-governmental entity or Self-Regulatory Organization with competent jurisdiction.

“Gross Receivables” means (i) any amount posted as owing by a Borrower under any Account, including (A) any amounts owing for the payment of goods and services (including Enhancement Services), cash advances, cash advance fees, access check fees, annual card membership fees, and (B) any other fee, expense or charge of every nature, kind and description whatsoever; and (ii) amounts owed under the loans associated with the Non-Credit Card Accounts, in each case less any amount owed by any Seller or any of their respective Subsidiaries to the Borrower as a credit balance, but only to the extent that such amounts owed by the Borrower are owned by such Seller or its respective Subsidiaries. For the avoidance of doubt, “Gross Receivables” shall not include Charged Off Accounts or Accrued Interest and Fees.

“Hazardous Material” means any pollutant, contaminant, hazardous substance, hazardous material or hazardous waste as defined as such under any Environmental Law, including any petroleum product, asbestos-containing material, polychlorinated biphenyl or radon.

“HSBC Bank USA” means HSBC Bank USA, National Association.

“HSBC Finance Corporation” has the meaning set forth in the Preamble.

“HSBC Subleased Property” means the portions of the Business Premises listed on Schedule 1.1(o) of Sellers’ Disclosure Schedules.

“HSBC Technology and Services” has the meaning set forth in the Preamble.

“HSBC USA” has the meaning set forth in the Preamble.

“ICA” means the MasterCard Interbank Card Account number used with respect to an Account.

“IFRS” means International Financial Reporting Standards.

“Indemnified Parties” has the meaning set forth in Section 8.3(a).

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Information” has the meaning set forth in Section 6.5.

“Intellectual Property” means (i) all intellectual property, industrial property, proprietary and similar rights in any jurisdiction owned or held for use under license, whether or not subject to statutory registration or protection, and whether now known or hereafter recognized in any jurisdiction, including such rights in and to: (A) Trademarks; (B) inventions and discoveries (whether or not patentable or reduced to practice), all improvements thereto, all patents (including utility and design patents, industrial designs and utility models), registrations, invention disclosures and applications therefor, including divisions, revisions, supplementary protection certificates, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reissues and re-examinations thereof; (C) trade secrets, confidential business and technical information and any other confidential information (including ideas, research and development, know-how, formulae, drawings, prototypes, models, designs, technology, compositions, manufacturing, production and other processes and techniques, schematics, technical data, engineering, production and other designs, drawings, engineering notebooks, industrial models, software and specifications, business methods, customer lists, representative lists and supplier lists, and any other information meeting the definition of a trade secret under the Uniform Trade Secrets Act or similar laws); (D) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information, computer and electronic data processing programs, software, both source code and object code, flow charts, diagrams, descriptive texts and similar items), copyrights therein and thereto, registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (E) moral rights, design rights, mask works and rights of privacy and publicity; and (ii) in the case of (i)(A) through (E), all benefits, privileges, causes of action and remedies relating to any of the foregoing, whether before or hereafter accrued (including the rights to sue for all past, present or future infringements or other violations of any of the foregoing and to settle and retain proceeds from any such actions).

“Interchange Fees” means the fees paid in connection with the exchange of Credit Card transactions between Card Association members pursuant to the Card Association’s rules, regulations or other determinations or findings.

“IP Licensing Agreement” has the meaning set forth in Section 6.14(a).

“IP Transfer Agreement” has the meaning set forth in Section 6.14(a).

“IT Assets” means the computers, servers, workstations, routers, hubs, data communication lines, telephones, printers, storage devices and other information technology equipment, and any firmware embedded in any of the foregoing, and manuals and other supporting documentation with respect to the operation thereof, in each case primarily related to the CRS Business.

“Knowledge” means (i) with respect to Sellers, the actual knowledge, without further investigation, of any of the officers of HSBC Finance Corporation, HSBC Technology and Services and HSBC USA or their respective Subsidiaries (as applicable) listed on Schedule 1.1(h) of Sellers’ Disclosure Schedules and (ii) with respect to Purchaser, the actual knowledge, without further investigation, of any of the officers of Purchaser listed on Schedule 1.1(h) of Purchaser’s Disclosure Schedules. For purposes of this definition, an officer shall also be deemed to have actual knowledge of facts that would be reasonably expected to come to the attention of such officer in the course of the management reporting practices of Sellers or Purchaser, as applicable.

“Landlord Consent” shall mean the consent (or waiver) of a landlord under a Leased Real Property, as shall be required pursuant to the terms of the relevant Assigned Lease, to assign or sublease such Leased Real Property to Purchaser or its designated Subsidiary.

“Leased Real Property” means all real property that is the subject of the Assigned Leases.

“Leave Recipient” has the meaning set forth in Section 6.9(a).

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means, with respect to any property, any mortgage, deed of trust, easement, declaration, restriction, pledge, hypothecation, assignment, deposit arrangement, option, equity interest, encumbrance, lien (statutory or other), preference, participation interest, priority or other security agreement or preferential arrangement of any kind or nature whatsoever relating to that property, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing; provided, however, that no Lien shall be deemed to be created by this Agreement or any Ancillary Agreement.

“Losses” has the meaning set forth in Section 8.2(a).

“MasterCard” means MasterCard International, Inc.

“Material Adverse Effect” means any circumstance, change in or effect on the Acquired Assets, Assumed Liabilities or the CRS Business that (a) is materially adverse to the business, operations, results of operations or the financial condition of the CRS Business, taken as a whole or (b) prevents, materially delays or materially impairs, or would be reasonably likely to prevent, materially delay or materially impair, the ability of any Seller from consummating the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that in the case of clause (a) only, “Material Adverse Effect” shall not include any circumstance, change in or effect on the Acquired Assets, Assumed Liabilities or the CRS Business to the extent arising out of or attributable to (i) changes in general economic, legal, regulatory or political conditions (including the outbreak or escalation of hostilities or acts of terrorism to the extent not directly impacting facilities or systems of the CRS Business), (ii) changes after the date hereof in general financial and capital market conditions, including interest rates, or changes therein, (iii) changes after the date hereof in general industry conditions affecting the credit card industry generally, (iv) changes in law, IFRS, GAAP or regulatory accounting principles, or authoritative interpretations thereof, after the date of this Agreement, (v) any action or omission required to be taken or required to be omitted to be taken pursuant to the express terms of this Agreement, (vi) the public announcement of this Agreement and the transactions contemplated hereby or (vii) any failure to obtain one or more consents to assign any of the Assigned Partner Agreements; except (unless the Closing occurs after January 1, 2012) to the extent any such circumstance, change or effect arising out of or attributable to clauses (i), (ii) and (iii) is disproportionately adverse to the business, operations, results of operations or the financial condition of the CRS Business, taken as a whole, as compared to other similar companies in the credit card industry generally.

“Materially Burdensome Regulatory Condition” has the meaning set forth in Section 6.3(d).

“Net Book Value” means the book value net of any associated allowance, reserve or other contra-asset account, using the same accounting methods, policies, practices and procedures as were used in the preparation of the Financial Statements, determined in accordance with GAAP consistently applied; provided, however, that no federal, state, local or foreign income taxes shall be reflected.

“Non-Credit Card Account” means all accounts, as of the Effective Time, under which a purchase, cash advance or credit transaction may be or has been made by a Borrower (or a Person authorized by such Borrower) and for which an Account Agreement is in effect; provided, however, that no account constituting a Credit Card Account or an Excluded Account shall constitute a Non-Credit Card Account.

“Non-Credit Card Products” means (i) any debit card, whether or not bearing the service mark of “Visa,” “MasterCard,” “American Express,” “Discover” or any other network, that does not provide the holder with the ability to obtain or access credit other than through an overdraft line, (ii) any card commonly known as a smart card or stored value card that does not provide the holder with the ability to obtain or access credit other than through an overdraft line, (iii) any card that is secured by a home equity loan or line of credit, (iv) any card issued to the holder of a securities brokerage account that allows the holder to obtain credit through a margin account or (v) any other electronic or digital cash or stored value card or account, whether or not bearing the service mark of “Visa,” “MasterCard,” “American Express,” “Discover” or any other network, that does not provide the holder with the ability to obtain or access credit other than through an overdraft line.

“Notice Period” has the meaning set forth in Section 8.4(a).

“Objection Notice” has the meaning set forth in Section 2.5(a).

“Other Real Property” means the real property listed on Schedule 1.1(i) of Sellers’ Disclosure Schedules.

“Other Specified Assets” means the assets listed on Schedule 1.1(j) of Sellers’ Disclosure Schedules.

“Other Specified Liabilities” means the Liabilities listed on Schedule 1.1(k) of Sellers’ Disclosure Schedules.

“Outside Date” shall mean May 10, 2012.

“Permitted Liens” means (i) Liens for Taxes, assessments or governmental charges or levies not yet due and payable or which although delinquent can be paid without penalty or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (ii) Liens resulting from a filing by a lessor as a precautionary filing for a lease, (iii) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (iv) purchase money security interests for the purchase or leasing of office equipment, computers, vehicles and other items of tangible personal property so long as the existence of such lease or other financing arrangement has been Previously Disclosed and for which adequate reserves have been established, (v) in the case of real property, zoning, building, subdivision, environmental regulations, entitlement or other land use regulations, (vi) in the case of real property, easements, quasi-easements, encumbrances, licenses, covenants, rights-of-way, rights of re-entry or other restrictions and similar agreements, conditions or restrictions or Liens that would be shown by a current title report or other similar report or listing or by a current survey or physical inspection, (vii) leases, subleases, licenses or occupancy agreements pursuant to which third parties unrelated to the Selling Entities occupy a portion of the applicable real property encumbered or affected thereby so long as Previously Disclosed and (viii) any other Liens affecting the Acquired Assets which do not impede the ownership, operation or value of such Acquired Assets, taken as a whole, in any material respect.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Governmental Entity, a trust or other entity or organization.

“Post-Closing Period” shall mean any taxable period (or portion thereof) beginning after the Closing Date.

“Post-Satisfaction Date” shall have the meaning specified in Section 3.1.

“Pre-Closing Period” shall mean any taxable period (or portion thereof) ending on (and including) the Closing Date or ending prior to the Closing Date.

“Pre-Closing Taxes” shall mean any and all (i) Taxes relating to, arising out of or with respect to the CRS Business, the Acquired Assets or the Assumed Liabilities for any Pre-Closing Period, (ii) income Taxes of or imposed on Seller or any Affiliate thereof for any taxable year or period and (iii) Taxes arising out of or with respect to a Pre-Closing Period for which Purchaser or any of its Affiliates may be liable as a transferee or successor of Seller or any Affiliate thereof as a result of the transfer of the CRS Business, the Acquired Assets, and the Assumed Liabilities. For purposes of this Agreement, the allocation of the amount of Taxes between the Pre-Closing Period and the Post-Closing Period shall be determined (i) with respect to Transfer Taxes, in accordance with Section 6.8 and (ii) with respect to real and personal property, use and other Taxes imposed on a time basis (other than, for the avoidance of doubt, any income Taxes or any Transfer Taxes), by allocating pro rata on a time basis.

“Premium” has the meaning set forth in Section 2.3(b).

“Previously Disclosed” means information set forth by Purchaser or Sellers in the applicable paragraph of its Disclosure Schedules and, information publicly disclosed by Purchaser, HSBC Finance Corporation or HSBC USA, as applicable, in, or incorporated by reference into, the most recent annual report on Form 10-K and quarterly report on Form 10-Q filed by Purchaser, HSBC Finance Corporation or HSBC USA, as applicable, with the U.S. Securities and Exchange Commission prior to the date hereof (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature).

“Purchase Price” has the meaning set forth in Section 2.3.

“Purchased Real Property” means that real property listed on Schedule 1.1(l) of Sellers’ Disclosure Schedules.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Closing Option” has the meaning set forth in Section 3.1.

“Purchaser Common Stock” means shares of common stock, par value, $0.01 per share, of Purchaser.

“Purchaser Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Purchaser Required Approvals” has the meaning set forth in Section 5.3.

“Registration Rights Agreement” has the meaning set forth in Section 6.19.

“Related Assets” means, with respect to any Restricted Partner Agreement, the following Acquired Assets:

(i) All Accounts open in connection with such Restricted Partner Agreement and all Gross Receivables and Accrued Interest and Fees related to such Accounts, and any Charged Off Accounts related to such Restricted Partner Agreement and the right to any recoveries or collections with respect thereto;

(ii) All Account Agreements, pending applications and outstanding solicitations for Accounts open in connection with such Restricted Partner Agreement;

(iii) The right to receive Interchange Fees and annual or other fees from Borrowers under the Accounts open in connection with such Restricted Partner Agreement, including the pro rata portion of any annual or other fees from Borrowers under such Accounts for any period after the Effective Time;

(iv) All loans associated with Accounts open in connection with such Restricted Partner Agreement (other than the Excluded Accounts);

(v) Subject to Section 6.1(b), those portions of the Books and Records and the Cardholder List related to Accounts open in connection with such Restricted Partner Agreement, including the Restricted Partner Agreement itself; provided, however, that each Selling Entity may retain copies of the Books and Records to the extent reasonably necessary for, and solely for use in connection with, litigation related to Excluded Liabilities or Excluded Assets in order to comply with Applicable Law or tax or regulatory requirements; provided, further, that the Sellers shall not deliver but shall provide Purchaser with access to any Books and Records that cannot, without unreasonable effort or expense, be separated from books and records maintained by the Sellers or their respective Affiliates in connection with their respective business other than the CRS Business;

(vi) All BINs and ICAs, in each case that are solely used for Accounts open in connection with such Restricted Partner Agreement;

(vii) The security deposits related to all Related Assets with respect to such Restricted Partner Agreement (if any);

(viii) All causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by any Selling Entity to the extent primarily related to any Related Liabilities with respect to such Restricted Partner Agreement or any Related Asset with respect to such Restricted Partner Agreement, whether arising by way of counterclaim or otherwise, except to the extent related to any matter that is an Excluded Liability or to the extent related to Intellectual Property owned or licensed by any Selling Entity other than such causes of action, lawsuits, judgments, claims and demands under the Transferred Intellectual Property;

(ix) All guaranties, warranties, credits, rights of set off, indemnities and similar rights in favor of any Selling Entity to the extent primarily related to any Related Assets with respect to such Restricted Partner Agreement; and

(x) All Other Specified Assets related to or arising out of such Restricted Partner Agreement.

“Related Liabilities” means, with respect to any Restricted Partner Agreement, the following Assumed Liabilities:

(i) Any accrued and unpaid charges, fees and expenses to the extent arising out of actions occurring after the Effective Time associated with such Assigned Partner Agreements or any Accounts open in connection with such Restricted Partner Agreement;

(ii) The Rewards Program Liability related to Accounts open in connection with such Restricted Partner Agreement;

(iii) All credits (other than credits included in the Rewards Program Liability) incurred or posted after the Effective Time under the terms of the Account Agreement payable by any Selling Entity to the Borrower of any Account open in connection with such Restricted Partner Agreement;

(iv) All Other Specified Liabilities relating to or arising out of such Restricted Partner Agreement; and

(v) Any other Liabilities to the extent relating to or arising from Purchaser’s ownership of such Restricted Partner Agreement or any Related Assets or Related Liabilities with respect to such Restricted Partner Agreement after the Effective Time.

“Remedial Action” has the meaning set forth in Section 6.3(b).

“Restricted Entities” has the meaning set forth in Section 6.7(b).

“Restricted Item” has the meaning set forth in Section 6.10(b).

“Restricted Partner Agreement” means any Assigned Partner Agreement constituting a Restricted Item.

“Retained Business” means the business of (i) (A) issuing revolving and other lines of credit other than Credit Cards to customers of Sellers or any of their respective Affiliates, (B) issuing Credit Cards for the Consumer Card Program, and (C) issuing corporate, travel and entertainment and other commercial Credit Cards to customers of HSBC Bank USA, in each case, other than pursuant to Credit Cards or lines of credit issued under private label, co-brand or affinity programs and other than the CRS Business, (ii) administering, maintaining and owning Accounts and Gross Receivables associated with such lines of credit and Credit Cards and (iii) servicing, administering, maintaining and owning the Excluded Accounts.

“Rewards Program Liability” means, as of any specified date, the Liabilities of any Selling Entity, on the one hand, to Borrowers, on the other hand, for Enhancement Services or any other benefits, enhancements, features, offers, point programs, promotional rate programs, balance transfer programs, introductory rate programs, reward programs, rebate programs and other similar services provided to Borrowers in connection with their respective CRS Accounts as of the Effective Time that have accrued under each such Borrower’s Account Agreement and that have not been redeemed.

“Self-Regulatory Organization” means the Financial Industry Regulatory Authority, the National Futures Association, the Chicago Board of Trade, the New York Stock Exchange, any national securities exchange (as defined in the Securities Exchange Act of 1934, as amended), any other securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization.

“Seller” means, individually or collectively, as applicable in the context used, HSBC Finance Corporation, HSBC USA and HSBC Technology and Services; provided, however, that, notwithstanding anything to the contrary contained herein (except with respect to representations and warranties and covenants regarding Affiliates of Sellers), the parties understand and agree that (i) each Seller is a party hereto only with respect to, and to the extent of, the portion of the CRS Business operated by such Seller, together with such Seller’s respective Subsidiaries, and any Acquired Assets or Assumed Liabilities owned by such Seller, together with such Seller’s respective Subsidiaries, (ii) in each instance herein in which the “Sellers” or any “Seller” state(s), agree(s), represent(s), warrant(s) or covenant(s) to any item or agree(s) to provide indemnity with respect to any item, such statement, agreement, representation, warranty, covenant or indemnity is made solely by each respective Seller to the extent such item or portion of such item relates to the portion of the CRS Business operated by such Seller, together with such Seller’s respective Subsidiaries, and any Acquired Assets or Assumed Liabilities owned by such Seller, together with such Seller’s respective Subsidiaries, (iii) in each instance herein in which the “Selling Entities” or any “Selling Entity” state(s), agree(s), represent(s), warrant(s) or covenant(s) to any item or agree(s) to provide indemnity with respect to any item, such statement, agreement, representation, warranty, covenant or indemnity is made, with respect to such Selling Entity, solely by the Seller of which such Selling Entity is a Subsidiary to the extent such item or portion of such item relates to the portion of the CRS Business operated by such Selling Entity and any Acquired Assets or Assumed Liabilities owned by such Selling Entity, and (iv) to the extent any Liability arises hereunder, including under Article VIII, Sellers shall be severally, but not jointly, liable for such Liability, it being understood that, with respect to any such Liability, each respective Seller shall be responsible for, and responsible only to the extent of, that portion of any such Liability attributable to the portion of the CRS Business operated by such Seller, together with such Seller’s respective Subsidiaries, and any Acquired Assets or Assumed Liabilities owned by such Seller, together with such Seller’s respective Subsidiaries.

“Seller Indemnified Parties” has the meaning set forth in Section 8.3.

“Seller Required Approvals” has the meaning set forth in Section 4.3(a).

“Sellers’ Savings Plans” has the meaning set forth in Section 4.14(c).

“Selling Entity” means HSBC Finance Corporation, HSBC Technology and Services, HSBC USA and those of their respective Subsidiaries listed on Schedule 1.1(m) to Sellers’ Disclosure Schedules.

“Selling Entity Names” shall mean the names “HSBC,” “Household,” the hexagon logo and any Trademark, name or logo related thereto, or employing the word “HSBC,” “Household,” the hexagon logo or any derivation, variation, translation or adaptation thereof, and any Trademark, word, name or logo confusingly similar thereto or embodying any of the foregoing, whether alone or in combination with any other words, names, logos or trademarks, and whether registered or unregistered, including, but not limited to, the items listed on Schedule 1.1(g) of Sellers’ Disclosure Schedules.

“Specified Partner Agreements” means the Assigned Partner Agreements specified in Section 6.7(c) of Sellers’ Disclosure Schedules.

“Stock Consideration” shall mean a number of shares of Purchaser Common Stock equal to the Stock Consideration Value divided by $39.23; provided that (1) in no event may the Stock Consideration be an amount of shares equal to 5% or more of the total number of shares of Purchaser Common Stock issued and outstanding (or any class of voting shares of Purchaser) (in each case, as calculated for purposes of the prior approval requirements of Section 3(a)(3) of the BHC Act) and (2) such dollar amount will be appropriately and proportionately adjusted to reflect any change in Purchaser Common Stock resulting from a stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination, exchange of shares or any similar change in capitalization, in order to provide to the Sellers the same economic effect as contemplated by this Agreement prior to any such event.

“Stock Consideration Value” has the meaning assigned in Section 2.4.

“Sublease Agreements” has the meaning set forth in Section 6.14(a).

“Subsidiary” means, as to any Person, any other Person Controlled by such Person, whether directly or indirectly through one or more intermediaries.

“Tape Date” has the meaning set forth in Section 6.11(b).

“Tax” shall mean any tax of any kind, including any federal, state, local and foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), production, franchise, gross receipts, payroll, sales, employment, use, property, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other tax or like assessment, together with all interest, penalties and additions imposed with respect to such amounts and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any Taxing Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” shall mean any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Third-Party Claim” has the meaning set forth in Section 8.4(a).

“Third-Party Consents” has the meaning set forth in Section 4.3(b).

“Third-Party Owned Accounts” means the accounts listed on Schedule 1.1(n) of Sellers’ Disclosure Schedules.

“Trademarks” means trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, e-mail addresses, source-identifying phone numbers, logos, product names and slogans, symbols, trade dress, assumed names, fictitious names, trade names, business names, corporate names and any and every other form of trade identity and other indicia of origin, whether registered or unregistered, all applications and registrations for the foregoing, including all renewals of same, and all goodwill associated therewith and symbolized thereby.

“Transfer Date” has the meaning set forth in Section 6.10(d).

“Transfer Period” has the meaning set forth in Section 6.10(c).

“Transfer Taxes” means all U.S. federal, state and local and all foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes and fees that may be imposed or assessed in connection with the transfer of the CRS Business, the Acquired Assets and the Assumed Liabilities as contemplated under this Agreement, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Transferred Business Employees” has the meaning set forth in Section 6.9(a).

“Transferred Intellectual Property” means the Intellectual Property to be transferred pursuant to the IP Transfer Agreement.

“Transition Principles and Procedures” means the policies and procedures set forth in Exhibit A hereto.

“Transition Services Agreement” has the meaning set forth in Section 6.14(a).

“Transitional Trademark Licensing Agreement” has the meaning set forth in Section 6.14(a).

“VISA” means Visa U.S.A., Inc.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act or any similar state, local or foreign laws with respect to any event affecting the Business Employees.

Section 1.2 Interpretation. (a) Unless the context otherwise requires:

(i) references herein to specific Articles, Sections, Subsections, Exhibits or Schedules shall refer, respectively, to Articles, Sections, Subsections, Exhibits or Schedules of this Agreement;

(ii) references to any agreement or other document are to such agreement or document as amended, modified, supplemented or replaced from time to time;

(iii) references to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to such section;

(iv) references to any Governmental Entity include any successor to such Governmental Entity;

(v) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(vi) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(vii) the terms “Dollars” and “$” mean U.S. Dollars;

(viii) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; and

(ix) references herein to any gender includes each other gender.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(c) The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE, SALE AND ASSUMPTION

Section 2.1 Purchase and Sale of Assets. (a) Subject to the terms and conditions set forth herein, at the Closing and effective as of the Effective Time, each Seller shall (or shall cause one or more of their respective Subsidiaries to) sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and accept from each Seller (or their respective Subsidiaries, as applicable), all of each such Selling Entity’s right, title and interest in, to and under the Acquired Assets.

(b) Notwithstanding any provision in this Agreement to the contrary, Purchaser shall purchase only the Acquired Assets. The Selling Entities shall retain all Excluded Assets.

Section 2.2 Assumption of Liabilities. (a) Subject to the terms and conditions set forth herein, at the Closing and effective as of the Effective Time, Purchaser shall assume, pay, discharge and perform as and when due the Assumed Liabilities.

(b) Notwithstanding any provision in this Agreement to the contrary, Purchaser shall assume only the Assumed Liabilities. The Selling Entities shall retain all Excluded Liabilities.

Section 2.3 Purchase Price. On the third Business Day before the Closing Date, Sellers will deliver to Purchaser an Estimated Closing Statement together with reasonably detailed documentation to support the calculations contained therein. On the terms and subject to the conditions set forth herein, in consideration of the sale of the Acquired Assets, Purchaser shall pay to Sellers at the Closing an amount (to be allocated among the Sellers) equal to the result of the following formula, calculated based on the Estimated Closing Statement and subject to adjustment as set forth in Section 2.5 (the “Purchase Price”) in cash, subject to Section 2.4:

(a) The face value of all Gross Receivables related to the CRS Accounts as of the Effective Time, other than those Gross Receivables constituting Related Assets with respect to any Restricted Item; plus

(b) 8.75% of the face value of all Gross Receivables related to the CRS Accounts as of the Effective Time (such amount calculated pursuant to this Section 2.3(b), the “Premium”); plus

(c) The aggregate Appraised Value of the Purchased Real Property; plus

(d) The sum of the aggregate Net Book Values, as of the Effective Time, of the Other Specified Assets, other than any Other Specified Assets constituting Related Assets with respect to any Restricted Item; plus

(e) The sum of the aggregate Net Book Values, as of the Effective Time, of the Furniture and Equipment and the Account Supplies, other than any Account Supplies constituting Related Assets with respect to any Restricted Item; plus

(f) The sum of the aggregate Net Book Values, as of the Effective Time, of the Acquired Assets not included in clauses (a) through (e) above, other than any Acquired Assets constituting Related Assets with respect to any Restricted Item; minus

(g) The aggregate Net Book Value, as of the Effective Time, of the Rewards Program Liability, other than any part of the Rewards Program Liability constituting Related Liabilities with respect to any Restricted Item; minus

(h) The sum of the aggregate Net Book Values, as of the Effective Time, of the Other Specified Liabilities, other than any Other Specified Liabilities constituting Related Liabilities with respect to any Restricted Item; minus

(i) The sum of the aggregate Net Book Values, as of the Effective Time, of the Assumed Liabilities not included in clauses (g) and (h) above, other than any Assumed Liabilities constituting Related Liabilities with respect to any Restricted Item;

provided, that the Purchase Price in aggregate (taking into account any adjustments to the Purchase Price in accordance with this Agreement including the calculation of the Final Purchase Price and the Correction Amount in accordance with Section 2.5) shall not exceed $39.5 billion dollars.

Section 2.4 Form of Consideration. Based on its good faith determination regarding capital required to fund the transactions contemplated by this Agreement, in lieu in part of raising capital through the Financing, at its option the Purchaser may substitute for cash otherwise comprising part of the Purchase Price shares of Purchaser Common Stock having a value (the “Stock Consideration Value”) less than or equal to $750 million. No later than two Business Days prior to the Closing Date, Purchaser shall specify in writing to Sellers the number of shares constituting the Stock Consideration. It is understood that (1) the capital represented by the Stock Consideration is intended to be used in good faith for the purpose of implementing the transactions contemplated by this Agreement and (2) Purchaser will use reasonable efforts in good faith to raise such capital for net proceeds exceeding $39.23 per share of Purchaser Common Stock, to the extent reasonably feasible, prior to opting to deliver Stock Consideration.

Section 2.5 Purchase Price Adjustment. (a) Purchaser shall use commercially reasonable efforts to deliver to Sellers the Closing Tape with respect to the CRS Accounts no later than 30 Business Days after the Closing. Within 45 Business Days after the Closing Date, Purchaser will also deliver to Sellers a Final Closing Statement together with reasonably detailed documentation to support the calculations contained therein. Within 30 Business Days after receipt of the Final Closing Statement, Sellers will notify Purchaser in writing (such writing, an “Objection Notice”) if Sellers believe that there were any inaccuracies in the preparation of the Final Closing Statement that require an adjustment of the Purchase Price, as calculated based on the information contained in the Final Closing Statement (as adjusted pursuant to this Section 2.5, the “Final Purchase Price”). The Objection Notice must set forth Sellers’

calculation of the Final Purchase Price correcting for any inaccuracies and differences contained therein and must contain reasonably detailed documentation to support the calculations contained in the Objection Notice. If an Objection Notice is timely made, within two Business Days of the date of such Objection Notice, Sellers and Purchaser shall effect the transfer of an amount in cash, in immediately available funds as may be necessary to reflect the undisputed portion of the changes in the Acquired Assets and Assumed Liabilities between the Estimated Closing Statement and the Final Closing Statement and resulting adjustments to the Purchase Price, together with interest thereon computed from the Closing Date up to, but not including, the date of such payment at the Federal Funds Rate in effect on the Closing Date. If no Objection Notice is received on or before the last day of such 30-day period, then the Final Closing Statement delivered to Sellers shall be final and binding on the parties.

(b) If Purchaser and Sellers are unable to resolve all of their disagreements with respect to the Final Purchase Price and the Final Closing Statement within 20 Business Days following Purchaser’s receipt of the Objection Notice, Purchaser and Sellers shall promptly select a mutually agreeable internationally recognized independent accounting firm to determine whether and to what extent the Final Purchase Price requires adjustment based only on the remaining disagreements submitted to such firm. Such accounting firm shall be instructed to deliver a written determination to Purchaser and Sellers resolving the disputed items within 10 Business Days of engagement, to the extent reasonably practicable. The determination of such accounting firm shall be final and binding on the parties hereto and their respective Affiliates. The fees and disbursements of any such accounting firm shall be divided equally between Sellers, on the one hand, and Purchaser, on the other hand. Purchaser and Sellers shall make readily available to such firm all relevant books and records and any work papers (including those of the parties’ respective accountants, to the extent permitted by such accountants) relating to the Estimated Closing Statement, the Final Closing Statement and all other items reasonably requested by such firm.

(c) After the Final Closing Statement has become final and binding on the parties hereto, Purchaser will promptly pay to Sellers (if positive), and Sellers will promptly pay to Purchaser the absolute value (if negative), of (i) the Final Purchase Price minus (ii) the Purchase Price minus (if paid in accordance with Section 2.5(a) by Purchaser) or plus (if paid in accordance with Section 2.5(a) by Sellers) (iii) the amount of any undisputed changes in the Acquired Assets and Assumed Liabilities between the Estimated Closing Statement and the Final Closing Statement paid in accordance with Section 2.5(a), if any (the absolute value of such formula being referred to herein as the “Correction Amount”), in cash, in immediately available funds (in U.S. dollars) to an account designated by Sellers or Purchaser, respectively. Payment of the Correction Amount will be accompanied by a payment of interest on such Correction Amount for the period from and including the Closing Date to but excluding the date of payment of such Correction Amount at the Federal Funds Rate in effect on the Closing Date.

Section 2.6 Allocation of Fees and Expenses. Except as otherwise provided herein, to effect the intention of the parties that the economics of the CRS Business shall be for the account of the applicable Selling Entity up to the Effective Time and thereafter shall be for the account of Purchaser, all fees and expenses with respect to the CRS Business that related to both the period before and the period after the Effective Time, shall be prorated between Purchaser, on the one hand, and the applicable Selling Entity, on the other hand, based on the full amount of the latest available bills or statements on the basis of a three hundred sixty-five (365)-day calendar year (except to the extent accrued on a three hundred sixty (360)-day calendar year, in which case proration shall be based on a three hundred sixty (360)-day calendar year) as of the Effective Time. In furtherance of the foregoing, except as otherwise provided herein, (a) all operating expenses related to the CRS Business, as the case may be, including rent, utility, maintenance, and service expenses attributable to operations of the CRS Business until the Effective Time shall be paid by and shall be the obligation of the applicable Selling Entity; (b) all of such expenses attributable to operations of the CRS Business after the Effective Time shall be paid by and be the obligation of Purchaser; and (c) any rental income from subtenants or other third-party occupants of real property shall be prorated between Purchaser, on the one hand, and the applicable Selling Entity, on the other hand, as of the Closing Date. To the extent that any fees or expenses described in this Section 2.6 are not discovered or the actual amount thereof is not known prior to the final determination of the Final Closing Statement, the parties shall cooperate with one another so that the applicable Selling Entity and Purchaser each pays its appropriate share of any such fee or expense, depending upon whether such expense relates to the period before or after the Effective Time. For the avoidance of doubt, nothing in this Section 2.6 shall apply to the treatment of Taxes or employee matters.

Section 2.7 Allocation of Purchase Price. (a) Within 60 days after the Closing Date, Sellers shall prepare and deliver to Purchaser a draft of a statement (the “Allocation Statement”) setting forth their proposed calculation of the aggregate amount of consideration paid (taking into account the Assumed Liabilities and any other relevant amounts) by Purchaser in respect of the CRS Business and the Acquired Assets and the proposed allocation of such aggregate amount among the Acquired Assets, which allocation shall be prepared in accordance with Section 1060 of the Code, including the allocation of proceeds among the Sellers. If within 60 days after Purchaser’s receipt of the draft Allocation Statement, Purchaser shall not have objected in writing to such draft statement, then such draft statement shall become the Allocation Statement. In the event that Purchaser objects in writing within such 60-day period, Sellers and Purchaser shall negotiate in good faith to resolve the dispute. Notwithstanding any other provision in this Agreement to the contrary, if Purchaser and Sellers are unable to resolve any such dispute and agree on the Allocation Statement within the 30-day period following Purchaser’s objection to such draft statement, then Purchaser and Sellers shall each be entitled to use their own allocation of the consideration paid (taking into account the Assumed Liabilities and any other relevant amounts) by Purchaser in respect of the CRS Business and the Acquired Assets, which allocation shall be prepared in accordance with Section 1060 of the Code.

(b) Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of state, local or foreign law), the parties hereto agree to report the allocation of the total consideration paid by Purchaser with respect to the CRS Business and the Acquired Assets (taking into account the Assumed Liabilities and any other relevant amounts) among the Acquired Assets in a manner consistent with the Allocation Statement, if any, and agree to act consistently in the preparation and filing of all Tax Returns (including filing IRS Form 8594(s) with their respective federal income Tax Returns for the taxable year that includes the Closing Date and any other forms or statements required by the Code, Treasury regulations, the Internal Revenue Service or any applicable state or local Taxing Authority) and in the course of any Tax audit, Tax review or Tax litigation relating thereto; provided that no Seller nor any of their respective Affiliates nor the Purchaser nor any of its Affiliates will be obligated to litigate any challenge to such allocation of the aggregate consideration by a Taxing Authority.

(c) Each party hereto shall promptly inform the other parties of any challenge by any Taxing Authority to the Allocation Statement (or any portion thereof), if any, and the parties hereto agree to consult with each other and keep one another informed with respect to the status of any such challenge and any discussion, proposal or submission with respect thereto.

ARTICLE III

CLOSING

Section 3.1 The Closing. The purchase and sale of the Acquired Assets and assumption of the Assumed Liabilities shall occur at the closing (the “Closing”) to take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 at 10:00 A.M. New York City time, on the first Business Day of the calendar month following the date on which the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) have been satisfied or waived (the “Post-Satisfaction Date”), or at such other time and place as the parties hereto may mutually agree; provided that Purchaser may, at its option (the “Purchaser Closing Option”) cause the Closing to be postponed until a date not later than April 2, 2012 (effective if and only if such date not later than April 2, 2012 is later than the Post-Satisfaction Date) by delivering a written notice to Sellers no later than the earlier of (i) two Business Days following the Post-Satisfaction Date and (ii) February 1, 2012, that informs Sellers that Purchaser is exercising the Purchaser Closing Option.

Section 3.2 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Sellers the following:

(a) The Closing Date Cash Payment in immediately available funds by wire transfer to one or more accounts which have been designated by Sellers at least two Business Days prior to the Closing Date and the Stock Consideration, if any, in the form of one or more stock certificates, or if uncertificated, other appropriate evidence of ownership reasonably acceptable to Sellers, registered in the name of Sellers or their designee;

(b) Duly executed counterparts of each of the Ancillary Agreements to which Purchaser or any of its Affiliates is a party;

(c) Duly executed counterparts to Bills of Sale, each in substantially the form attached hereto as Exhibit D, transferring to Purchaser all of each Selling Entity’s interest in its portion of the Acquired Assets constituting tangible personal property (each a “Bill of Sale”);

(d) Duly executed counterparts to Assignment and Assumption Agreements, each in substantially the form attached hereto as Exhibit E, assigning to Purchaser all of each Selling Entity’s interest in its portion of the Acquired Assets, other than tangible personal property, and the Assumed Liabilities (each an “Assignment and Assumption Agreement”);

(e) Evidence of the obtaining of the Purchaser Required Approvals;

(f) The certificate to be delivered pursuant to Section 7.2(c); and

(g) Secretary’s certificates, evidence of corporate existence and good standing, evidence of corporate approvals and other similar documents, and such other customary instruments of transfer or assumption, in each case in form and substance reasonably satisfactory to Sellers, as may be required to give effect to this Agreement and the Ancillary Agreements.

Section 3.3 Deliveries by Sellers. At the Closing, the applicable Seller shall deliver, or cause to be delivered, to Purchaser the following:

(a) Duly executed counterparts of each of the Ancillary Agreements to which such Seller or any of its respective Affiliates is a party;

(b) Duly executed counterparts to each Bill of Sale to which such Seller or any of its Subsidiaries is a party;

(c) Duly executed counterparts to each Assignment and Assumption Agreement to which such Seller or any of its Subsidiaries is a party;

(d) Evidence of the obtaining of the Seller Required Approvals;

(e) Special warranty deeds (or their substantive equivalent) in recordable form transferring good and marketable fee simple title, subject to any Permitted Liens, to the Purchased Real Property owned by such Seller or any of its Subsidiaries and assignments of leases in recordable form transferring good and marketable leasehold title, subject to any Permitted Liens and obtaining any Third-Party Consents, to the Leased Real Property that is the subject of the Assigned Leases, in each case to Purchaser or its designee and such customary documents as are reasonably necessary for Purchaser to purchase title insurance policies for the Purchased Real Property (subject to any Permitted Liens) as of the Effective Time;

(f) A duly executed certificate of non-foreign status from such Seller and each of its Subsidiaries conveying real property located in the United States that complies with Section 1445 of the Code;

(g) Subject to Section 6.1(b), the Books and Records held by such Seller and its Subsidiaries; provided, however, that each Selling Entity may retain copies of the Books and Records to the extent reasonably necessary for, and solely for use in connection with, litigation or disputes relating to Excluded Liabilities or in order to comply with Applicable Law or tax or regulatory requirements; provided, further, that the Sellers shall not deliver but shall provide Purchaser with access to any Books and Records that cannot, without unreasonable effort or expense, be separated from books and records maintained by the Sellers or their respective Affiliates in connection with their respective business other than the CRS Business;

(h) The certificate to be delivered pursuant to Section 7.3(c) by such Seller; and

(i) Secretary’s certificates, evidence of corporate existence and good standing, evidence of corporate approvals and other similar documents, and such other customary instruments of transfer or assumption, in each case in form and substance reasonably satisfactory to Purchaser, as may be required to give effect to this Agreement and the Ancillary Agreements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as Previously Disclosed, each Seller, as applicable, severally and not jointly, represents and warrants to Purchaser, as of the date hereof, as to itself and as to any of its Subsidiaries that is a Selling Entity (or as such other date as may be expressly provided in any representation or warranty), as follows (except that if the Stock Consideration equals zero, the representations or warranties made in Section 4.22 shall be deemed not to have been made):

Section 4.1 Organization and Qualification. (a) HSBC Finance Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its portion of the Acquired Assets, and to carry on the portion of the CRS Business currently conducted by it. HSBC Finance Corporation is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its portion of the Acquired Assets or the conduct of its portion of the CRS Business requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) HSBC Technology and Services is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its portion of the Acquired Assets, and to carry on the portion of the CRS Business currently conducted by it. HSBC Technology and Services is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its portion of the Acquired Assets or the conduct of its portion of the CRS Business requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) HSBC USA is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and authority to own, lease and operate its portion of the Acquired Assets, and to carry on the portion of the CRS Business currently conducted by it. HSBC USA is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its portion of the Acquired Assets or the conduct of its portion of the CRS Business requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Each Subsidiary of each Seller that is a Selling Entity has all requisite corporate or similar power and authority to own, lease and operate its portion of the Acquired Assets and to carry on its portion of the CRS Business currently conducted and is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership or operation of its portion of the Acquired Assets or the conduct of its portion of the CRS Business requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.2 Authorization; Binding Effect. (a) Each Seller has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by each Seller of this Agreement and the consummation by each Seller of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary corporate action on the part of such Seller. Each Selling Entity has, or prior to the Closing will have, the power and authority to execute and deliver each Ancillary Agreement to which such Selling Entity is a party and to perform its obligations thereunder. The execution, delivery and performance by each such Selling Entity of each Ancillary Agreement to which it is a party and the consummation by such Selling Entity of the transactions contemplated thereby have been, or prior to Closing will have been, duly and validly authorized and approved by all necessary corporation action on the part of such Selling Entity.

(b) This Agreement and each of the Ancillary Agreements, when executed and delivered by Purchaser and the other parties hereto and thereto, will constitute valid and legally binding obligations of each Selling Entity party hereto and thereto, enforceable against such Selling Entity in accordance with their respective terms, subject to bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors’ rights generally and to general equitable principles.

Section 4.3 Consents and Approvals. (a) Schedule 4.3(a) of Sellers’ Disclosure Schedules sets forth all consents, approvals, waivers, registrations, permits, authorizations, notices or filings required to be obtained by any Selling Entity from, or to be given by any Selling Entity to, or made by any Selling Entity with, any Governmental Entity, in connection with the execution, delivery and performance by such Selling Entity of this Agreement and any Ancillary Agreement to which such Selling Entity is a party and the consummation of the transactions contemplated hereby and thereby (“Seller Required Approvals”).

(b) Schedule 4.3(b) of Sellers’ Disclosure Schedules sets forth all consents, approvals, waivers, registrations, permits, authorizations, notices or filings required to be obtained by any Selling Entity from, or to be given by any Selling Entity to, or made by any Selling Entity with, any third party other than a Governmental Entity, in connection with the execution, delivery and performance by such Selling Entity of this Agreement and any Ancillary Agreement to which such Selling Entity is a party and the consummation of the transactions contemplated hereby and thereby (“Third-Party Consents”).

Section 4.4 Non-Contravention. The execution, delivery and performance by each Seller of this Agreement and any Ancillary Agreement to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) breach, violate or constitute a default under any provision of the organizational documents of such Seller or its respective Subsidiaries that are Selling Entities or (ii) assuming the receipt of all Seller Required Approvals and Purchaser Required Approvals, violate or result in a breach of any Applicable Law to which such Seller or its respective Subsidiaries is subject, other than, in the case of clause (ii), breaches or violations that would not, individually or in the aggregate, have a Material Adverse Effect or materially impair or delay Sellers’ ability to perform their obligations hereunder.

Section 4.5 Absence of Certain Changes. Since June 30, 2011, (a) each Selling Entity has conducted its portion of the CRS Business only in the ordinary course, and (b) the CRS Business has not experienced any event or condition, and to such Sellers’ Knowledge no event or condition is threatened, that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect.

Section 4.6 Acquired Assets and Assumed Liabilities. (a) The Selling Entities are the sole owners of and have good title to the Acquired Assets (other than the CRS Accounts) free and clear of all Liens other than Permitted Liens; the Selling Entities are the sole owners of the CRS Accounts free and clear of all Liens other than Permitted Liens and the interests of the Borrowers therein; and none of the CRS Accounts or Gross Receivables will be securitized as of the Closing Date. The Acquired Assets do not include any equity interest in any Person. Assuming the receipt of all Seller Required Approvals, Purchaser Required Approvals and all Third-Party Consents, upon consummation of the transactions contemplated by this Agreement, including the execution and delivery of any necessary instruments of assignment and bills of sale in accordance with the terms hereof:

(i) All the right, title and interest of the Selling Entities in and to the CRS Accounts will be validly vested in Purchaser, free and clear of all Liens other than Permitted Liens and the interests of the Borrowers therein;

(ii) Purchaser will have acquired good and marketable title in and to each Acquired Asset (other than the CRS Accounts) free and clear of all Liens other than Permitted Liens; and

(iii) The deeds, assignments, instruments of sale and other transfer documents to be delivered to Purchaser by Sellers pursuant to Section 3.3 will be in appropriate form and sufficient to convey, transfer and assign to Purchaser, subject to any required consents, all the right, title and interest in the Acquired Assets as contemplated herein.

(b) Other than this Agreement, as of the date hereof, there are no outstanding options, other rights, arrangements, or commitments obligation Sellers or any of their Subsidiaries, at any time or upon the occurrence of certain events, to offer, sell, transfer or otherwise dispose of any of the Acquired Assets, other than in the ordinary course of business consistent with past practice or pursuant to the terms of the Assigned Partner Agreements.

(c) Assuming the receipt of all Third-Party Consents and assuming that Purchaser either has or obtains (either from Sellers or third parties) all services and processes indicated on the CRS Contract List (as defined in the Transition Principles and Procedures), the Acquired Assets, the rights of Purchaser and its Subsidiaries under the Ancillary Agreements, together with such services and processes as Purchaser may have or have rights to as of the date hereof or may obtain following the date hereof, will include, as of the Closing Date, all the assets, properties, rights and interests necessary for Purchaser to conduct the CRS Business in substantially the same manner as currently conducted by Sellers and their Subsidiaries.

Section 4.7 Litigation and Claims. (a) There is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation pending, or to such Seller’s Knowledge threatened, against or relating to such Seller or any of such Seller’s Subsidiaries in connection with the Acquired Assets, the CRS Business or the transactions contemplated hereby, other than those that, individually or in the aggregate, would not, have a Material Adverse Effect or materially impair or delay such Seller’s ability to effect the Closing.

(b) None of the Acquired Assets is subject to any order, writ, judgment, award, injunction or decree of any court or governmental or regulatory authority of competent jurisdiction or any arbitrator or arbitrators, other than those that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 4.8 Books and Records. All Books and Records, including the data tape provided to Purchaser on July 1, 2011, are true and complete in all material respects and have been maintained fully, properly and accurately, in accordance with the laws, rules, regulations and other requirements applicable to the Selling Entities in their operation of the CRS Business, except for any instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 4.9 Compliance with Laws. The CRS Business is being conducted in compliance with all Applicable Laws except for failures to comply that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; no Selling Entity has received any written or, to Seller’s Knowledge, oral notice alleging any noncompliance with any Applicable Law with respect to its operation of the CRS Business or that Seller or any of its Subsidiaries is under any investigation by any Governmental Entity for such alleged noncompliance with respect to its operation of the CRS Business, except for such noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect; the Selling Entities have all Governmental Authorizations necessary for the conduct of the CRS Business as currently conducted by them other than those the absence of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; it being understood that nothing in this representation is intended to address any compliance issue that is specifically addressed by any other representation or warranty set forth herein.

Section 4.10 Regulatory Matters. There are no pending, or to Sellers’ Knowledge, threatened disputes or controversies between any Selling Entity and any Governmental Entity, including, without limitation, with respect to capital requirements, that (i) would reasonably be expected to prevent or materially delay Sellers from being able to perform their respective obligations under this Agreement or (ii) would reasonably be expected to materially impair the validity or consummation of this Agreement or the transactions contemplated hereby. No Seller has received any indication from any Governmental Entity that such Governmental Entity would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby and no Seller has any reason to believe that, if requested, any Governmental Entity required to approve the transactions contemplated hereby would oppose or not promptly grant or issue its consent or approval.

Section 4.11 Accounts and Gross Receivables. (a) Each CRS Account (i) is a valid and legally binding obligation of each Borrower thereon in the full amount thereof set forth in the Books and Records, (ii) is, to the applicable Seller’s Knowledge, enforceable against such Borrowers in accordance with its terms, subject to (1) any claims and defenses asserted by such Borrower with respect to disputed transactions, (2) the Servicemembers Civil Relief Act and (3) bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors’ rights generally and to general equitable principles, and (iii) is not subject to any claim of usury against any Selling Entity or of fraud or offset, recoupment, adjustment or any other valid and cognizable claim or defense of a Borrower, except for such claims that would not, individually or in the aggregate, have a Material Adverse Effect.

(b) All CRS Accounts are governed by Account Agreements (“CRS Account Agreements”), and each CRS Account complies with, and is subject to, the CRS Account Agreement applicable to such CRS Account in all material respects. Representative forms of CRS Account Agreements have been provided to Purchaser. The terms of the CRS Account Agreements have not been materially waived, impaired, altered or modified in any respect (other than on a case-by-case basis as reflected in the Books and Records). Except pursuant to terms set forth in the representative forms of CRS Account Agreements provided to Purchaser or pursuant to the terms of the Assigned Partner Agreement related to such CRS Account, the terms of the CRS Account Agreements may be changed by Purchaser subject only to compliance with the requirements of Applicable law regarding changing the terms of a revolving line of credit account. Each of the Charged Off Accounts has been charged off by a Selling Entity in accordance with such Selling Entity’s written policies and procedures and Applicable Law.

(c) Applications submitted by Borrowers to any Selling Entity with respect to the CRS Accounts have been evaluated by such Selling Entity in accordance with Applicable Law and such Selling Entity’s written credit, underwriting and review practices and policies, in each case, in all material respects. All disclosures made in connection with the CRS Accounts complied in all material respects with the provisions of Applicable Law at the time such disclosures were made. As of the date hereof, Applicable Law does not require any material supplemental disclosures that have not already been made.

(d) The CRS Accounts and the Gross Receivables related to the CRS Accounts have been solicited, originated, created, maintained and serviced in compliance with Applicable Law, all applicable rules and regulations of the Card Associations, the CRS Account Agreements and the written policies and procedures of the Selling Entity that owns such CRS Accounts or Gross Receivables, in each case, in all material respects. The interest rates, fees and charges in connection with the CRS Accounts comply with Applicable Law and the applicable Account Agreements, in each case, in all material respects. All CRS Accounts that are secured by collateral have been secured by a valid, perfected and enforceable Lien on the secured property described in the applicable security agreement.

(e) No Selling Entity has any material billing error claims involving the CRS Accounts or the Gross Receivables. A list of all CRS Accounts that have an annual percentage rate that cannot be changed by Purchaser because of the terms of the applicable CRS Account Agreements, Applicable Law or any marketing material (“Balances with Rate for Life”) will be provided by Sellers to Purchaser at or prior to the Closing, along with that portion(s) of the Gross Receivables that are subject to Balances with Rate for Life.

(f) Since January 1, 2011, each Seller has complied with or followed in all material respects all material written policies, practices and procedures, as applicable, in effect at the time of such compliance. Since January 1, 2011 through the date of this Agreement, no Seller has effected any material change in such aforementioned written policies, practices and procedures. Such written policies, practices and procedures comply with Applicable Law in all material respects.

(g) All marketing activities (including marketing activities conducted by third parties) conducted in connection with the CRS Accounts, applications for CRS Accounts and the CRS Business comply in all material respects with the provisions of Applicable Law.

(h) Each CRS Account that is a Credit Card Account relates to the extension of credit and the advancement of monies on a revolving basis and would be considered a credit card account under Regulation Z of the Board of Governors of the Federal Reserve System.

Section 4.12 Assigned Partner Agreements. Each of the Assigned Partner Agreements is in full force and effect and is enforceable against any Selling Entity party thereto and, to Sellers’ Knowledge, the counterparty thereto, in accordance with the express terms thereof, and upon consummation of the transactions contemplated herein and subject to the receipt of all Third-Party Consents, shall continue in full force and effect without penalty or other adverse consequence, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (except those Assigned Partner Agreements that are cancelled, rescinded or terminated after the date hereof in accordance with their terms). No Selling Entity or, to Sellers’ Knowledge, any counterparty or counterparties, is in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of, performance required by, right of termination or acceleration of performance of or any change in the then-prevailing terms under any Assigned Partner Agreement in any material respect. Except to the extent any Assigned Partner Agreement has been filed with the U.S. Securities and Exchange Commission by Sellers or the counterparties thereof, no Assigned Partner Agreement (or any portions thereof) has been made available by Sellers to any Person as part of the sale process relating to the transaction contemplated by this Agreement.

Section 4.13 Taxes. Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a) All Tax Returns required to have been filed with respect to the CRS Business or the Acquired Assets have been timely filed with the appropriate Taxing Authority and each such Tax Return is true, complete and correct. All Taxes shown to be due on any such Tax Returns, and all Taxes due and attributable to the CRS Business or the Acquired Assets, have been timely paid, withheld and timely paid over to the appropriate Taxing Authority, other than those Taxes the failure of which to be paid would neither result in a Lien on the Acquired Assets nor become a liability of Purchaser;

(b) No notice of deficiency or assessment of Taxes has been received from any Taxing Authority with respect to the CRS Business or the Acquired Assets. There are no Liens on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax (whether or not such Tax relates to the CRS Business or the Acquired Assets); and

(c) All Taxes with respect to the CRS Business or the Acquired Assets required to have been withheld and paid over to the relevant Taxing Authority in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been so withheld and paid over, and each Selling Entity has otherwise complied with all Applicable Laws relating to the withholding of Taxes with respect to the CRS Business or the Acquired Assets.

Section 4.14 Business Employees and Benefits; Labor Contracts and Relations. (a) Schedule 1.1(c) of Sellers’ Disclosure Schedules lists, as of the date hereof, all Business Employees who are employed in the CRS Business, as well as the position, corporate and functional title, status as exempt or non-exempt, identification number, hire date, status as full- or part-time, status as active or on leave, if on leave, the date leave commenced, geographic location and remuneration (including base salary, base wage, commission schedule, prior year’s annual incentive award and current year’s annual incentive opportunity,, in each case, as applicable) of each such Business Employee. No less than monthly between the date hereof and the Closing Date, Sellers shall update Schedule 1.1(c) of Sellers’ Disclosure Schedules, to reflect any newly hired Business Employees, those Business Employees whose employment has terminated, and any other change in the other information on Schedule 1.1(c) of Sellers’ Disclosure Schedules; provided, however, that no updated information shall be provided with respect to those Business Employees previously listed on Schedule 1.1(c) of Sellers’ Disclosure Schedules who have rejected an offer of employment that is consistent with the Comparable Job Requirements. The first updated Schedule 1.1(c) of Sellers’ Disclosure Schedules provided to the Purchaser following the date hereof pursuant to the previous sentence, and all updated Schedules 1.1(c) thereafter, shall identify each such Business Employee who is on a work visa in connection with his or her employment with Sellers.

(b) Schedule 4.14(b) of Sellers’ Disclosure Schedules lists all of the material employee benefit and compensation plans, programs, agreements and arrangements, including all pension, retirement, retiree medical, profit-sharing, thrift, savings, retention, deferred compensation, compensation, incentive, equity-based, change in control, severance, welfare, fringe benefit, perquisite and similar plans sponsored, maintained or contributed to by Sellers or any of their respective Affiliates and in which any Business Employee is eligible to participate (the “Employee Plans”). Sellers have made available to Purchaser true and complete copies of the most recent summary plan descriptions and annual enrollment guides with respect to the Employee Plans.

(c) Each of Sellers’ tax-qualified savings plan (the “Sellers’ Savings Plans”) has received a determination or opinion letter from the Internal Revenue Service covering all of the provisions applicable to the Sellers’ Savings Plans for which determinations letters are currently available that it is qualified under Section 401(a) of the Code and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the Internal Revenue Service that it is so exempt and, to Sellers’ knowledge, no fact or event has occurred since the date of such letter or letters from the Internal Revenue Service that would reasonably be expected to adversely affect the qualified status of any such Sellers’ Savings Plan or the exempt status of any such related trust.

(d) The transactions contemplated by this Agreement will not, either alone or in combination with any other event or events, (i) entitle any Business Employee to any increase in severance pay upon any termination of employment after the date hereof or (ii) result in any additional, or in the acceleration of, benefits or payments to any Business Employee, other than those benefits or payments made generally upon termination under “good leaver” (or similar concept) status in accordance with applicable existing plan provisions. The transactions contemplated by this Agreement will not constitute an event described in Section 280G(b)(2)(A)(i) of the Code.

(e) With respect to Business Employees, none of the Sellers or any of their respective Subsidiaries is a party to any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, and none of the Sellers or any of their respective Subsidiaries is, or has been since January 1, 2008, the subject of a proceeding asserting it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor, to Sellers’ Knowledge, is any such proceeding threatened, nor has there been since January 1, 2008 any strike or other labor dispute by the Business Employees pending or threatened, nor do any of the Sellers have Knowledge of any activity involving any Business Employees seeking to certify a collective bargaining unit or engaging in union organizational activity. The Sellers and each of their respective Subsidiaries are in compliance with all applicable laws in respect of employment, employment practices, including terms and conditions of employment and wages and hours, employment discrimination, employee classification, workers’ compensation, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements, in each case, with respect to Business Employees.

Section 4.15 Environmental Matters. (a) Except for matters that relate to an Excluded Liability:

(i) The CRS Business, the Purchased Real Property and, to Sellers’ Knowledge, the Leased Real Property are in compliance with all applicable Environmental Laws except as would not, individually or in the aggregate, have a Material Adverse Effect;

(ii) No Selling Entity has received during the past five years from any Person any written notice, demand, claim, letter or request for information, relating to any alleged violation of, or Liability under, any Environmental Law with respect to the CRS Business, the Purchased Real Property, the Leased Real Property or the Acquired Asset other than those that would not, individually or in the aggregate, have a Material Adverse Effect;

(iii) There are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, proceedings or investigations pending or, to Sellers’ Knowledge, threatened, relating to compliance with or Liability under any Environmental Law affecting the CRS Business, the Purchased Real Property, the Leased Real Property or the Acquired Assets, other than those that would not, individually or in the aggregate, have a Material Adverse Effect; and

(iv) To Sellers’ Knowledge, there has been no release of Hazardous Materials at any Purchased Real Property or Leased Real Property that has given or is reasonably likely to give rise to any Liability under any Environmental Law for which the CRS Business would incur or share Liability.

(b) Notwithstanding any of the other representations in Article IV, the representations in this Section 4.15 constitute the sole representations and warranties with respect to any Environmental Law or any Hazardous Material relating to the CRS Business, the Acquired Assets, the Purchased Real Property and the Leased Real Property.

Section 4.16 Real Property. (a) HSBC Finance Corporation has made available to Purchaser complete and accurate copies of each of the Assigned Leases. The Purchased Real Property is not subject to any lease, license or sublicense in favor of any third party.

(b) Seller or a Seller subsidiary has good and marketable fee simple title to the Purchased Real Property, free and clear of all Liens other than Permitted Liens. Seller or a Selling Entity has a good and marketable leasehold interest in each Leased Real Property, free and clear of all Liens other than Permitted Liens.

(c) As of the date hereof, there are no pending, or to Sellers’ Knowledge threatened, appropriation, condemnation, eminent domain or like proceedings relating to the Purchased Real Property or, to Sellers’ Knowledge, the Leased Real Property.

(d) As of the date hereof, all of the Business Premises, including all buildings, structures, improvements and fixtures, are in sufficiently good operating condition and repair, reasonable wear and tear excepted, and have not suffered any material damage by fire or other casualty not otherwise covered by insurance which has not heretofore been repaired and restored in all material respects, except for damage that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(e) Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Person other than the Selling Entities has (or will have, at Closing) (i) any right in any of the Purchased Real Property or any right to use or occupy any portion of the Purchased Real Property or (ii) any right to use or occupy any portion of the Leased Real Property.

Section 4.17 Intellectual Property.

(a) The IP Transfer Agreement shall contain the following representations of Sellers, in each case made on and as of the Closing Date:

(i) The Transferred Intellectual Property is owned exclusively by the Selling Entities, free and clear of all Liens, except for Permitted Liens and licenses granted in the ordinary course of business;

(ii) To Sellers’ Knowledge, the Selling Entities have all necessary rights in the Transferred Intellectual Property to transfer the Transferred Intellectual Property to Purchaser subject to the terms of the IP Transfer Agreement;

(iii) To Sellers’ Knowledge, the Transferred Intellectual Property is subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting any Selling Entity’s use thereof or rights thereto, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(iv) To Sellers’ Knowledge, there are no material claims in process or pending by the Selling Entities relating to breaches, violations, infringements or interferences with any of the rights of the Selling Entities in the Transferred Intellectual Property by any other Person, and Sellers have no Knowledge of, any facts that are reasonably likely to give rise to such a claim; and

(v) There are no material claims in progress or pending or, to Sellers’ Knowledge as of the date hereof, threatened in writing against the Selling Entities relating to the Transferred Intellectual Property.

(b) To Sellers’ Knowledge as of the date hereof, the operations of the CRS Business, as currently conducted, do not infringe on any Intellectual Property of any other Person other than infringements that would not, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(c) Sellers and their Affiliates have taken commercially reasonable measures to protect the confidentiality of the trade secrets that are owned by them and material to the CRS Business.

Section 4.18 Financial Statements. (a) The Sellers have made available to Purchaser (i) an unaudited pro forma balance sheet of the Acquired Assets and the Assumed Liabilities as of June 30, 2011 and (ii) an unaudited pro forma statement of results of operations of the Acquired Assets and the Assumed Liabilities for (A) the six months ended June 30, 2011 and (B) the year ended December 31, 2010 (collectively, the “Financial Statements”). Each of the Financial Statements has been prepared from, and is in accordance with, the books of account and other financial records of the Selling Entities, as applicable, in accordance with GAAP consistently applied throughout the period indicated, and present fairly, in all material respects, (1) the financial position and (2) the results of operations of the Acquired Assets and the Assumed Liabilities, in each case as of the respective dates and for the period covered thereby and subject to normal year-end adjustments, which are not expected to be material.

(b) The Selling Entities maintain a system of internal accounting controls and policies with respect to the CRS Business that is sufficient to comply with all legal and accounting requirements applicable to the CRS Business. The Selling Entities have not received notice of any claim, investigation, examination or proceeding alleging that any Selling Entity has engaged in questionable accounting or auditing practices with respect to the CRS Business.

Section 4.19 Contracts. (a) To Sellers’ Knowledge, there are no Contracts to which any Selling Entity or any of its Affiliates are a party with respect to the CRS Business, in each case other than the Assigned Partner Agreements or the Assigned Leases: (i) that (other than any license granted by any Governmental Entity) limit in any material respect (A) the ability of Purchaser to operate the CRS Business or any other business or (B) the manner in which, or the localities in which, the CRS Business, or following the consummation of the transactions contemplated hereby, Purchaser’s businesses, is or would be conducted, (ii) that grant any right of first refusal or right of first offer or similar right with respect to any material asset used in the CRS Business or that limits or purports to limit the ability of the CRS Business to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or business, (iii) that provide for any future payments that are conditioned, in whole or in part, on a change of control or similar event of the CRS Business or (iv) that contain exclusivity provisions binding on the CRS Business.

(b) Each Acquired Contract, other than any Assigned Partner Agreement, is a legal, valid and binding obligation of the Selling Entity party thereto and, to Sellers’ Knowledge, of each other party thereto, enforceable in accordance with its terms (subject to bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors’ rights generally and to general equitable principles) and is in full force and effect.

(c) No Selling Entity or, to Sellers’ Knowledge, any counterparty or counterparties, is or has been in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, right of termination or acceleration of performance of or any change in the then-prevailing terms under any Acquired Contract (other than any Assigned Partner Agreement) in any material respect.

Section 4.20 No Brokers or Finders. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Sellers who might be entitled to any fee or commission from Sellers in connection with the transactions contemplated hereby other than J.P. Morgan Securities LLC and HSBC Securities (USA) Inc. each of whose fees or commissions shall be paid solely by a Seller or an Affiliate of a Seller.

Section 4.21 No Other Representations and Warranties. (a) Except as specified in Section 4.16, Sellers make no representations or warranties, express or implied, of any type or nature with respect to the physical condition of the Purchased Real Property which are being sold “AS IS,” “WHERE IS” without recourse and with all faults, without any obligation on the part of any Selling Entity. Except as otherwise expressly set forth in this Agreement, by closing this transaction, Purchaser hereby releases each Seller and each of their respective Affiliates and waives any claims which Purchaser may now or hereafter have against any Sellers or any of their respective Affiliates relating to the physical condition of the Purchased Real Property from and after the Closing.

(b) Except as expressly set forth in this Article IV or in an Ancillary Agreement or the Agent Bank Agreement, no Selling Entity nor any other Person has made or makes any other express or implied representations, or any express or implied warranty, either written or oral, on behalf of any Selling Entity.

Section 4.22 Stock Consideration Representations and Warranties.

(a) Each Seller (if any) that is acquiring Stock Consideration, by accepting such Stock Consideration, will be deemed to acknowledge that (1) it is financially sophisticated and an “accredited investor” as defined under Rule 501 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), (2) it has been given sufficient access to all information requested by it and as it considers appropriate to make its evaluations regarding the Stock Consideration, (3) it is acquiring the Stock Consideration for its own account, and (4) the shares of Purchaser Common Stock comprising the Stock Consideration acquired by it have not been registered pursuant to any securities laws and that such shares may be transferred only pursuant to a registration statement or an applicable exemption under the Securities Act.

(b) Except as may be held in trust accounts, managed and other similar accounts, or otherwise held in a fiduciary capacity for the benefit of third parties for which neither Sellers nor any of their Affiliates have sole discretionary authority to vote shares of Purchaser Common Stock (including through mutual funds or exchange traded funds), and except for the transactions contemplated by this Agreement and the Ancillary Agreements, Sellers and their Affiliates, taken together, beneficially own (as defined in Rule 13D of the Securities Exchange Act of 1934, as amended) no more than 0.5% of the outstanding shares of Purchaser Common Stock.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as Previously Disclosed, Purchaser hereby represents and warrants to Sellers, as of the date hereof (or as such other date as may be expressly provided in any representation and warranty), as follows and as set forth in Exhibit F:

Section 5.1 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Purchaser has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted.

Section 5.2 Authorization; Binding Effect. (a) Purchaser has the power and authority to execute and deliver this Agreement, each of the Ancillary Agreements and each other document delivered pursuant to Section 3.2 to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Purchaser of this Agreement, each of the Ancillary Agreements and each other document delivered pursuant to Section 3.2 to which it is a party has been duly and validly authorized and approved by all necessary corporation action on the part of Purchaser.

(b) This Agreement and each of the Ancillary Agreements, when executed and delivered by the other parties hereto and thereto, constitute valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors’ rights generally and to general equitable principles.

Section 5.3 Consents and Approvals. Schedule 5.3 of Purchaser’s Disclosure Schedules sets forth all consents, approvals, waivers, authorizations, notices or filings required to be obtained by Purchaser from, or to be given by Purchaser to, or made by Purchaser with, any Governmental Entity, in connection with the execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements (the “Purchaser Required Approvals”).

Section 5.4 Regulatory Matters. There are no pending, or to Purchaser’s Knowledge, threatened disputes or controversies between Purchaser or any of its respective Affiliates and any Governmental Entity, including, without limitation, with respect to capital requirements, that (i) would reasonably be expected to prevent or materially delay Purchaser from being able to perform its obligations under this Agreement or (ii) would reasonably be expected to impair the validity or consummation of this Agreement or the transactions contemplated hereby. Purchaser has not received any indication from any Governmental Entity that such Governmental Entity would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby and has no reason to believe that, if requested, any Governmental Entity required to approve the transactions contemplated hereby would oppose or not promptly grant or issue its consent or approval.

Section 5.5 Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement and any Ancillary Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) breach or violate any provision of Purchaser’s organizational documents or (ii) assuming the receipt of all Seller Required Approvals and Purchaser Required Approvals, violate or result in a breach of any Applicable Law to which Purchaser is subject, other than breaches or violations that would not, individually or in the aggregate, have a material adverse effect or materially impair or delay Purchaser’s ability to perform its obligations hereunder.

Section 5.6 Litigation and Claims. There is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation pending or, to Purchaser’s Knowledge, threatened against Purchaser that, individually or in the aggregate, would materially impair or delay the ability of Purchaser to effect the Closing. Purchaser is not subject to any order, writ, judgment, award, injunction or decree of any court or governmental or regulatory authority of competent jurisdiction or any arbitrator or arbitrators that, individually or in the aggregate, would materially impair or delay the ability of Purchaser to effect the Closing.

Section 5.7 Financing. On the Closing Date, Purchaser will have adequate financial resources to enable it to pay the Purchase Price and to promptly pay any other amounts to be paid by it under this Agreement.

Section 5.8 Card Associations. Purchaser is, or on the Closing Date will be, a member in good standing of each of the Card Associations.

Section 5.9 No Brokers or Finders. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission from Purchaser in connection with the transactions contemplated hereby other than Morgan Stanley, Centerview Partners LLC and Kessler Financial Services, L.P. whose fees or commissions shall be paid solely by Purchaser or an Affiliate of Purchaser.

Section 5.10 No Other Representations or Warranties. Except as expressly set forth in this Article V, Exhibit F or in an Ancillary Agreement or the Agent Bank Agreement, neither Purchaser nor any other Person has made or makes any other express or implied representations, or any express or implied warranty, either written or oral, on behalf of Purchaser.

ARTICLE VI

COVENANTS

Section 6.1 Access to Properties and Records Relating to the Acquired Assets. (a) To the extent permitted by Applicable Law, from the date hereof until the earlier of the Closing Date and the termination of this Agreement, each Selling Entity will provide to Purchaser and to Purchaser’s officers, accountants, counsel, and other representatives reasonable access (including for the purpose of transition planning), during such Selling Entity’s normal business hours, to the properties, books, contracts, employees and records of such Selling Entity relating to the CRS Business for purposes related to the consummation of the transactions contemplated by this Agreement; provided, however, that in no event shall Purchaser have access to any information that (i) based on advice of Sellers’ counsel, would violate Applicable Law or would destroy any legal privilege or (ii) would (1) result in the disclosure of any trade secrets to the extent related to the non-CRS Business or (2) violate any obligation of any Selling Entity with respect to confidentiality (including obligations pursuant to the Assigned Partner Agreements) if Sellers shall have used their reasonable best efforts to have obtained the consent of such third party to such access by Purchaser. All requests for information made pursuant to this Section 6.1(a) shall be directed to an executive officer of any Seller or such Person or Persons as may be designated by Sellers. All information received pursuant to this Section 6.1(a) shall be governed by Section 6.5. No investigation by any Purchaser or its representative shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of the Sellers set forth herein.

(b) For a period of seven years following the Closing, each party will grant the other parties and their representatives reasonable access during such party’s normal business hours to (i) all books and records and other data related to the CRS Business and to the Transferred Business Employees, (ii) make its employees reasonably available to the other party for depositions, witness preparation, trial preparation and fact-gathering, but excluding any proceedings, or threatened proceedings, between Purchaser and any Seller or an Affiliate of Purchaser or of any Seller, in each case on terms and conditions acceptable to such party providing access (including with respect to protecting privilege), in each case of (i) and (ii) upon reasonable prior notice if such access is reasonably necessary in connection with the requesting party’s tax, regulatory, litigation, contractual or other legitimate, non-competitive matters; provided that the party requesting such information or access agrees to reimburse the other parties for all reasonable out-of-pocket expenses incurred by the other parties in complying with this Section 6.1(b); provided, further, that no party shall be required to provide any access to any information that (A) based on advice of such party’s counsel, would violate Applicable Law or would destroy any legal privilege or (B) would (1) result in the disclosure of any trade secrets or (2) violate any obligation of any party with respect to confidentiality if such party shall have used their reasonable best efforts to have obtained the consent of such third party to such access by the other party. Nothing in the foregoing shall prevent any Selling Entity from seeking to make such persons available via subpoena or other legal or similar process); provided, further that after such seven-year period each party shall provide to the other at least 90 days’ written notice prior to destroying or disposing of any such books, data, files, information and other records and shall refrain from destroying or disposing of any such books, data, files, information and other records to the extent reasonably requested by the other party (with all storage expenses related to such records borne by the requesting party). If any Books and Records are not delivered by Sellers because they cannot, without unreasonable effort or expense, be separated from books and records maintained by the Sellers or their respective Affiliates in connection with their respective businesses other than the CRS Business, the Sellers will hold such Books and Records as custodians for Purchaser. The Sellers, in their capacity as custodians, will provide to Purchaser access to such Books and Records in the manner provided in this Section 6.1(b); provided that any reasonable out-of-pocket costs incurred by Purchaser in connection with access to such records shall be borne solely by Sellers (other than any costs related to travel and entertainment).

(c) Prior to the Closing, (i) Purchaser will review with Sellers Purchaser’s information security controls of the system or systems used by Purchaser and its Affiliates to maintain the security of customer data, including providing reasonable access to Purchaser’s and its Affiliates’ owned facilities and data centers and, to the extent permitted under the relevant contract, to third-party facilities and data centers and (ii) Sellers will review with Purchaser Sellers’ information security controls of the system or systems used by Sellers and their respective Affiliates to maintain the security of customer data, including providing reasonable access to Sellers’ and its respective Affiliates’ owned facilities and data centers and, to the extent permitted under the relevant contract, to third-party facilities and data centers; provided that no party shall be required to provide any access to any information that (A) based on advice of such party’s counsel, would violate Applicable Law or would destroy any legal privilege or (B) would (1) result in the disclosure of any trade secrets or (2) violate any obligation of any party with respect to confidentiality if such party shall have used their reasonable best efforts to have obtained the consent of such third party to such access by the other party.

(d) Sellers shall provide, and shall cause their Subsidiaries that are Selling Entities and their respective representatives to provide, to Purchaser and its representatives such historical, financial and other business information regarding the CRS Business as Purchaser may reasonably request and of a type customarily provided by Sellers in connection with transactions similar to the Financing, and to provide reasonable cooperation to Purchaser in connection with any Financing as may be reasonably requested by Purchaser and that is customary in transactions similar to the Financing, including (i) using reasonable efforts to cause to be prepared and provided to Purchaser such financial information, data and financial statements of the CRS Business, which in the case of financial statements, shall be prepared on a reasonable basis from the Books and Records presenting fairly in all material respects the financial position of the CRS Business as of the dates presented therein as may be reasonably requested in connection with any Financing, including in connection with any audit, and (ii) causing senior executives of the CRS Business, to the extent reasonably required, to assist with the preparation of customary materials for rating agency presentations, offering documents, business projections and similar marketing documents in connection with the Financing; provided in each case that such requested cooperation does not unreasonably interfere with the ongoing operations of Sellers. Purchaser shall, from time to time, reimburse Sellers for any and all reasonable expenses incurred by Sellers (including reasonable fees and disbursements of counsel and accountants) in connection with its compliance with this Section 6.1(d), promptly upon receipt of Sellers’ written request therefor. Purchaser acknowledges and agrees that the obtaining of the Financing, or any alternative financing, is not a condition to Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any alternative financing, subject to fulfillment or waiver of the conditions set forth in Article VII.

Section 6.2 Conduct of the Business. (a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement, Sellers shall, consistent with the other provisions of this Agreement, use their reasonable best efforts to, and shall cause the respective Subsidiaries to use their respective reasonable best efforts to, conduct the portion of the CRS Business conducted by them in the ordinary course consistent with past practice and maintain, generally, their existing relations and goodwill with customers, partners, Borrowers, vendors, suppliers, regulators, licensors and licensees and other third parties relating to the CRS Business.

(b) From the date hereof until the earlier of the Closing Date or the termination of this Agreement, except as (1) otherwise expressly contemplated by this Agreement, (2) consented to in writing in advance by Purchaser (which consent shall not be unreasonably withheld or delayed), or (3) required by Applicable Law, each Seller shall not, and shall cause its respective Subsidiaries (as applicable) not to:

(i) Materially amend, terminate or otherwise materially modify any of the CRS Account Agreements other than in the ordinary course of business; provided that Sellers may modify interest rates, fees and other similar terms, waive late fees or other similar fees or charges and change credit limits on CRS Accounts or terminate CRS Account Agreements, in each case, in the ordinary course of business consistent with past practice and on a basis consistent with its written policies, practices and procedures in effect as of the date hereof;

(ii) With respect to the CRS Business, (A) materially modify any of its accounting practices (to the extent that any change in such accounting practices would be binding on or otherwise affect the Acquired Assets, the Assumed Liabilities or Purchaser following the Closing) or (B) materially modify any of its written policies or procedures (including policies and procedures applicable to underwriting accounts, credit, risk management, servicing, posting, recoveries, charge-off, re-aging, workout, collections, credit line adjustments, data or physical security, delinquency, accounting or reporting methods or other operating policies, practices or procedures or its method of assigning and releasing status codes), or (C) fail to conduct such CRS Business in all material respects in the ordinary course of business consistent with past practice with respect to the matters specified in the foregoing clause (B), except to comply with Applicable Law or at the direction of any Governmental Entity with jurisdiction over the applicable Selling Entity;

(iii) Fail to comply in any material respect with any Applicable Law governing the Acquired Assets and the CRS Business;

(iv)(1) Hire, terminate, or transfer any employee (or other service provider) of the CRS Business, other than hires and terminations in the ordinary course of business consistent with past practice for employees, (2) increase the compensation or benefits payable to the Business Employees, by an aggregate amount that is greater than 4% of base salary or base wage, other than increases in the ordinary course of business consistent with past practice, or (3) enter into, renew, amend, or terminate any Employee Plan or any collective bargaining agreement with respect to the Transferred Business Employees; provided, however, that nothing in this Section 6.2(b)(iv)(3) shall limit the ability of Sellers or any of their respective Subsidiaries to adopt, modify, amend or terminate any employee benefit plan, program, policy, arrangement or practice on terms that apply uniformly to the employees of Sellers or their Subsidiaries generally;

(v) Terminate or materially modify any Assigned Lease, or place, or knowingly permit to be placed, any Lien (other than a Permitted Lien) upon any of the Acquired Assets;

(vi) Fail to maintain the Business Premises in a condition substantially the same as of the date of this Agreement, ordinary wear and use excepted;

(vii) Fail to maintain in effect all property, liability, fire and casualty insurance in effect as of the date hereof, on substantially the same terms as currently in effect, with regard to the Business Premises;

(viii) Terminate or materially modify any Acquired Contract, other than (1) as required by its existing terms, (2) modification in connection with renewals of Acquired Contracts in the ordinary course consistent with past practice, or (3) as a result of action by the other party to such Acquired Contract;

(ix) Sell, transfer or convey any material property that is part of the Acquired Assets, other than (1) as required by the existing terms of any Contract existing as of the date hereof or (2) transfers among Selling Entities;

(x) Except at the request of a Borrower, move any Borrower from a CRS Account to any other credit card product offered by Sellers;

(xi) Take any action with respect to the CRS Accounts that would reasonably be expected to prohibit Purchaser from making changes following the Closing to the annual percentage rates or fees charged to Borrowers;

(xii) Release, compromise or waive any material claim or right that is part of the Acquired Assets;

(xiii) Settle or compromise any litigation or investigation if such settlement or litigation would reasonably be expected to impose any material obligation or material liability on the Acquired Assets, the Assumed Liabilities or Purchaser or any of its Subsidiaries (other than any settlement or compromise providing solely for the payment of money damages that is included as a liability on the Estimated Closing Statement or Final Closing Statement); or

(xiv) Authorize or enter into any agreement or commitment with respect to any of the foregoing.

(c) From the date hereof until the earlier of the Closing Date or the termination of this Agreement, except as (1) otherwise expressly contemplated by this Agreement, (2) consented to in writing in advance by Sellers (which consent shall not be unreasonably withheld or delayed), or (3) required by Applicable Law, Purchaser shall not, and shall cause its Subsidiaries not to:

(i) amend its governing documents in a manner that would affect the Sellers adversely relative to other holders of Purchaser Common Stock;

(ii) solely with respect to Purchaser, (a) adjust, split, combine or reclassify the Purchaser Common Stock, or (b) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any Purchaser Common Stock or any of its other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exercisable or exchangeable for any Purchaser Common Stock, other than making, declaring or paying regular quarterly dividends on Purchaser Common Stock not in excess of $0.05 per share of Purchaser Common Stock per quarter with substantially the same record dates as have been utilized in recent periods;

(iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, restructuring, recapitalization or reorganization of Purchaser; or

(iv) enter into any Contract to, or otherwise agree or commit to, do any of the foregoing.

Section 6.3 Efforts; Regulatory Filings and Other Actions. (a) Each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby and to cooperate with the other parties in connection with the foregoing. Without limiting the generality of the foregoing, each of the parties shall use its reasonable best efforts to (i) obtain all Seller Required Approvals and Purchaser Required Approvals as promptly as practicable, (ii) to lift or rescind as promptly as practicable any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby, (iii) to effect all necessary registrations and filings, if any, and (iv) to fulfill all of the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement set forth in Article VII.

(b) Notwithstanding anything in this Agreement to the contrary, Purchaser agrees, and shall cause each of its Subsidiaries, to take any and all actions, including a Remedial Action but not including any actions that would result in a Materially Burdensome Regulatory Condition, to the extent necessary to (i) obtain any Purchaser Required Approvals and (ii) avoid, satisfy, mitigate or resolve any capital or other regulatory conditions or impediments to obtaining any Purchaser Required Approvals, in each case (i) and (ii) to cause the transactions contemplated by this Agreement to occur prior to the Outside Date. For purposes of this Section 6.3(b), “Remedial Action” shall mean (1) promptly complying with or modifying any request for information by any Governmental Entity; (2) taking all actions to avoid, satisfy, mitigate or resolve any competitive issues; and (3) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling, that would adversely affect the ability of Purchaser to consummate the transactions contemplated hereby and taking any and all actions to prevent the entry, enactment or promulgation thereof.

(c) In furtherance, and not in limitation, of the covenants set forth in Section 6.3(a) and Section 6.3(b), each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the required Governmental Authorizations as promptly as practicable, including promptly agreeing to take and taking any other actions required by any Governmental Entity, other than those actions that would result in a Materially Burdensome Regulatory Condition, with respect to any required Governmental Authorizations to the extent necessary to consummate the transactions contemplated hereby as promptly as practicable. The parties agree that they shall cooperate in preparing, submitting, filing, updating and publishing (as applicable), as expeditiously as possible, all applications, notifications and report forms as may be required by Applicable Law with respect to the transactions contemplated by this Agreement, including those of any applicable state, federal or foreign regulatory agency, and the parties hereto will use their reasonable best efforts to obtain such approvals and accomplish such actions as promptly as practicable after the date hereof; provided that, subject to cooperation by the other party (including compliance with Section 6.3(f)), within 45 days after the date hereof, each party will file or cause to be filed any application, notice or report required to be filed by such party (or its Affiliate) with any Governmental Entity with respect to any

Purchaser Required Approval, Seller Required Approval or otherwise required in connection with the transactions contemplated hereby and will use its reasonable best efforts to obtain a waiver from any applicable waiting period, and will make any further filings pursuant thereto that may be necessary in connection therewith.

(d) Notwithstanding the foregoing and anything else in this Agreement, nothing contained herein shall be deemed to require Purchaser or its Affiliates to (and Sellers shall not without Purchaser’s prior written consent agree to) take any action, or commit to take any action, or agree to any condition or restriction in connection with obtaining the foregoing Seller Required Approvals and Purchaser Required Approvals and any other permits, consents approvals and authorizations of Governmental Entities that would reasonably be expected to have a material adverse effect on the business, operations, results of operations or the financial condition of Purchaser (measured relative to Purchaser, taken as a whole, and on a pro forma basis after giving effect to the completion of the transactions contemplated by this Agreement) (a “Materially Burdensome Regulatory Condition”). To avoid doubt, only a condition or restriction contained in a Seller Required Approval, Purchaser Required Approval or any other permits, consents approvals and authorizations of Governmental Entities in connection with the transactions contemplated by this Agreement (and not any other permits, consents approvals and authorizations of Governmental Entities in connection with any other transactions in which either party is engaging or may engage) may constitute a Materially Burdensome Regulatory Condition.

(e) Each party shall, subject to Applicable Law, (i) permit counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed nonconfidential written application (including nonconfidential exhibits, supplements or correspondence related thereto) submitted to any Governmental Entity in connection with any Seller Required Approval or Purchaser Required Approval, and (ii) provide counsel for the other party with copies of all such nonconfidential written applications (including nonconfidential exhibits, supplements or correspondence related thereto). Each party agrees that it will use reasonable best efforts to keep the other party fully informed with respect to all applications and material developments related thereto. The parties further covenant and agree not to extend any waiting period associated with any Purchaser Required Approval or Seller Required Approval or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto.

(f) The parties further covenant and agree that (i) with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use their respective reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be, and (ii) in the event that any action, suit, proceeding or investigation is commenced after the date hereof challenging any of the parties’ rights to consummate the transaction contemplated by this Agreement, the parties shall use their reasonable best efforts to take such actions as are necessary and appropriate to contest such action, suit, proceeding or investigation.

(g) Each party shall, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any filing, notice or application made by or on behalf of it or any of its Subsidiaries with any Governmental Entity in connection with the transactions contemplated hereby, including (with respect to Sellers) such financial information and data and financial statements of the CRS Business as may be reasonably requested in connection therewith.

(h) Each party represents, warrants and agrees that any information furnished by it or its Affiliates for inclusion in any regulatory application will to its Knowledge be true and complete in all material respects as of the date so furnished.

Section 6.4 Notice of Changes. (a) Purchaser shall promptly advise Sellers, and Sellers shall promptly advise Purchaser of (i) any change or event that would or would be reasonably likely to cause or constitute a material breach of any of Purchaser’s or Sellers’, as applicable, representations, warranties or covenants contained herein, or (ii) to the extent permitted by Applicable Law and to the Knowledge of Purchaser or Sellers, as applicable, any governmental complaints, any change or event, including investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of significant litigation, that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

(b) Notwithstanding anything to the contrary herein, a party’s good-faith failure to comply with its obligations under this Section 6.4 shall not provide the other party hereto or any of such other party’s Affiliates with a right not to effect the transactions contemplated by this Agreement, except, in each case, to the extent that the underlying material breach of a representation, warranty or covenant would independently provide such right.

Section 6.5 Confidentiality. Each party to this Agreement shall hold, and shall cause its respective directors, officers, Affiliates, employees, agents, consultants and advisors to hold, in strict confidence, except to the extent necessary to discharge obligations pursuant to Section 6.3 or unless compelled to disclose by judicial or administrative process or, based on the advice of its counsel, by other requirements of Applicable Law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party (or, if required under a contract with a third party, such third party) furnished to it by such other party or its representatives pursuant to the Confidentiality Agreement or otherwise in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by such party on a non-confidential basis, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired from other sources by the party to which it was furnished), and neither Sellers nor Purchaser shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers, other consultants and advisors with a duty of confidentiality and, to the extent permitted above, any Governmental Entity. To the extent permitted by Applicable Law, each party will notify the other party promptly upon becoming aware that any of the Information has been disclosed to or obtained by a third party (otherwise than as permitted by this Section 6.5). If this Agreement is terminated pursuant to its terms, each party agrees to promptly destroy all Information in its possession and, if requested by the other party, will deliver a certificate of a senior officer certifying compliance with this provision. The Confidentiality Agreement is hereby terminated.

Section 6.6 Publicity; Notices. Until the Closing Date, the parties hereto shall coordinate with each other as soon as practicable in advance (but no less than three days in advance of the anticipated dissemination date) as to (i) the form and content of any external communication, including any communication intended for dissemination or to reach, or reasonably expected to be disseminated or to reach, members of the public or Borrowers regarding the transactions contemplated by this Agreement and (ii) the form and content of any communication from Purchaser to the Business Employees. Neither party shall disseminate any such communication without adequate advance notice and the prior review of the other, which review shall not be unreasonably delayed, except that nothing contained in this Agreement shall prevent the parties hereto from making any and all public disclosures legally required to comply with any applicable securities laws or the applicable rules of any stock exchange or regulations or requests of governmental agencies or authorities; provided that, to the extent possible under the circumstances, the party making such disclosure consults with the other party, and considers in good faith the views of the other party, before doing so.

Section 6.7 Non-Solicitation/Non-Competition. (a) Each Seller agrees that for the period commencing on the Closing Date and expiring 18 months after the Closing Date neither it nor any of its respective Affiliates will, directly or indirectly, solicit for employment or any similar arrangement or hire any Transferred Business Employee; provided, however, that this Section 6.7(a) shall not apply to any Transferred Business Employee who has left the employment of Purchaser or any of its Affiliates for at least six months preceding the date of contract between such Seller or its Affiliates and such individual and shall not prohibit general solicitations for employment through advertisements or other means not targeted at Transferred Business Employees (and the hiring of any persons identified by such general solicitations).

(b) Each Seller agrees that for the period commencing on the Closing Date and expiring two years after the Closing Date neither it nor any of its respective Affiliates (the “Restricted Entities”) shall engage, either directly or indirectly, alone or with others, in or own, manage or operate any business in the United States that is engaged in business engaged in by the CRS Business as of the date hereof (such business, the “Competing Business”); provided that nothing in this Section 6.7(b) shall preclude Sellers or any of their Affiliates from (i) continuing to own, service, administer and maintain any Restricted Item, (ii) owning up to 10% of the voting equity of any Person engaged in a Competing Business (provided such investment is a passive, non-controlling investment), (iii) operating the Retained Business, (iv) issuing any Non-Credit Card Products and owning, servicing, administering and maintaining accounts and receivables related to any Non-Credit Card Products, (v) making acquisitions or maintaining ownership of any entity in connection with a bona fide financial investment by a venture capital, private equity, merchant banking or similar line of business of any such Restricted Entity provided that the primary purpose of such investment is not evading the restrictions set forth in this Section 6.7(b) or anything done on behalf of clients or third party fiduciaries, (vi) financing, lending or making extensions of credit to, or foreclosing on the collateral of, or acquiring any non-convertible debt securities of, any Competing Business in the ordinary course of business, (vii) acquiring any equity securities of any Person that has outstanding indebtedness to Sellers or any of their Affiliates, or engaging in any activities otherwise prohibited by this Section 6.7(b) in connection with any such person as a result of the acquisition of such equity securities, in satisfaction of a debt previously contracted in a distressed or troubled situation; provided that in each case of clause (vi) and (vii) they shall divest, sell dispose of or otherwise transfer, as soon as reasonably practicable following the purchase or acquisition of any such Competing Business or any such equity securities (viii) merging, consolidating or otherwise engaging in a business combination with, or selling all or substantially all of its assets or businesses to, any Person that is not an Affiliate of any such Restricted Entity with an existing Competing Business and continuing to operate such existing Competing Business (provided that (A) members of such Selling Entity’s board of directors (or comparable governing body) do not constitute a majority of the board of directors of the surviving corporation of such transaction (or of the board of directors of its publicly traded parent company) and (B) that the shareholders of such Selling Entity immediately prior to consummation of such transaction do not immediately after consummation of such transaction own 60% or more of the outstanding capital stock or other equity interests of the surviving entity of such transaction (or of its publicly traded parent company) or (ix) purchasing or acquiring (through merger, stock purchase or purchase of all or substantially all of the assets or otherwise) any Person engaged in a Competing Business and continuing to operate such existing Competing Business (provided that (A) such existing Competing Business shall not represent more than 30% of the consolidated annual revenues of the business or entity acquired or (B) if such existing Competing Business represents more than 30% but less than 60% of the consolidated annual revenues of the business or entity acquired, Sellers or their respective Affiliates, as applicable, divest, sell dispose of or otherwise transfer, as soon as reasonably practicable following the purchase or acquisition thereof, sufficient assets or business of such Competing Business to reduce the consolidated annual revenues that the Competing Business represents of the business or entity acquired to 30% or less).

(c) Each Seller agrees that for the period commencing on the Closing Date and expiring on the later of (i) the date that is two years following the Closing Date and (ii) the one year anniversary of the expiration of the current term of the applicable Specified Partner Agreement (without giving effect to any extensions, renewals or modifications after the date hereof), none of the Restricted Entities shall directly or indirectly solicit or enter into any agreement with any counterparty to a Specified Partner Agreement in respect of any services or products of the type covered by such Specified Partner Agreement. Each Seller agrees that for the period commencing on the Closing Date and expiring on the two year anniversary of the Closing Date, none of the Restricted Entities shall directly or indirectly solicit or enter into any agreement with any counterparty to an Assigned Partner Agreement (other than a Specified Partner Agreement) in respect of any services or products of the type covered by such Assigned Partner Agreement.

(d) Purchaser agrees that for the period commencing on the Closing Date and expiring 18 months after the Closing Date, or in the case of the facility in Alabang Philippines, 3 years after the Closing Date, neither it nor any of its respective Affiliates will, directly or indirectly, solicit for employment or any similar arrangement or hire any employee of any Selling Entity at a work location that is or was shared after the Closing Date with Transferred Business Employees or other employees of the Purchaser and its Affiliates, provided, however, that this Section 6.7(d) shall not (i) apply to any employee who has ceased to be employed by any Selling Entity for a period of at least six months prior to commencement of employment discussions between Purchaser and such persons or (ii) prohibit general solicitations for employment through advertisements or other means not targeted at such employees (and the hiring of any persons identified by such general solicitations).

(e) Each Seller agrees that for the period commencing on the Closing Date and expiring 18 months after the Closing Date, neither it nor any of its respective Affiliates will, directly or indirectly, solicit for employment or any similar arrangement or hire any employee of Purchaser sharing a work location that is or was shared after the Closing with employees of a Selling Entity, provided, however, that this Section 6.7(e) shall not (i) apply to any employee who has ceased to be employed by Purchaser for a period of at least six months prior to commencement of employment discussions between Seller and such persons or (ii) prohibit general solicitations for employment through advertisements or other means not targeted at such employees (and the hiring of any persons identified by such general solicitations).

(f) Until the earlier of the Closing and the date that is 18 months after the termination date (in the event that this Agreement is terminated for any reason pursuant to Article IX), Purchaser and its Affiliates shall not, directly or indirectly, hire or solicit any Business Employee or other employee of any Selling Entity sharing a work location with a Business Employee that Purchaser or its Affiliates come into contact in connection with the transactions contemplated by this Agreement, any Ancillary Agreement or the Agent Bank Agreement, regarding the employment of such person or the provision of other services by such person (except as contemplated by this Agreement); provided, however, that this Section 6.7(f) shall not (i) apply to any Business Employee or other employee who has ceased to be employed by any Selling Entity for a period of at least six months prior to commencement of employment discussions between Purchaser and such person, (ii) prohibit general solicitations for employment through advertisements or other means not targeted at such individuals (and the hiring of any persons identified by such general solicitations) or (iii) prohibit the hiring of any Business Employee or other employee who (A) has applied for employment with Purchaser or its Affiliates prior to the date hereof and (B) was not solicited by Purchaser or its Affiliates in violation of the Confidentiality Agreement.

(g) Purchaser and Sellers understand and acknowledge that (i) it would be difficult to calculate damages from any breach of the obligations under this Section 6.7, (ii) injury from any such breach would be irreparable and impossible to measure and (iii) the remedy at law for any breach or threatened breach of this Section 6.7 would therefore be an inadequate remedy and, accordingly, Purchaser and Sellers shall, in addition to all other available remedies (including, without limitation, seeking such damages as either can show it has sustained by reason of such breach and/or the exercise of all other rights either has under this Agreement), be entitled to seek injunctive relief, specific performance and other equitable remedies without the necessity of showing actual damages or posting bond.

(h) Purchaser and Sellers understand and acknowledge that the restrictive covenants and other agreements contained in this Section 6.7 are an essential part of this Agreement and the transactions contemplated hereby and thereby. It is the intention of the parties that, if any of the restrictions or covenants contained herein are held to cover a geographic area or to be for a length of time that is not permitted by Applicable Law, or is in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent that such provision would then be valid or enforceable under Applicable Law, such provision shall be construed and interpreted or reformed to provide for a restriction or covenant having the maximum enforceable geographic area, time period and other provisions as shall be valid and enforceable under Applicable Law.

(i) For the avoidance of doubt, none of the restrictions imposed by applicable subsections of this Section 6.7 shall apply to any Restricted Entity that is or becomes an Affiliate of Restricted Entity following the date that neither Sellers (with respect to their Subsidiaries) nor HSBC Holdings Plc (with respect to other Affiliates of Sellers), directly or indirectly, own 20% or more of the outstanding voting power of such Person or no longer have the power to appoint a majority of the members of the board of directors or comparable governing body of such Person; provided that the primary purpose of Sellers or HSBC Holdings Plc ceasing to have such ownership or power is not evading the restrictions set forth in this Section 6.7.

Section 6.8 Tax Matters. (a) Except to the extent reflected as a liability in the Final Closing Statement, Sellers shall pay or cause to be paid, shall be liable for, and shall indemnify, defend and hold Purchaser and its Affiliates harmless from and against any and all Pre-Closing Taxes, other than any liability for Taxes resulting from transactions or actions taken by Purchaser other than in the ordinary course of business on the Closing Date that are properly attributable to the portion of the Closing Date after the Closing.

(b) Purchaser shall pay or cause to be paid, shall be liable for, and shall indemnify, defend and hold Sellers and their Affiliates harmless from and against any and all Taxes relating to, arising out of or with respect to the CRS Business, the Acquired Assets or the Assumed Liabilities other than Taxes that are the responsibility of Sellers under Section 6.8(a).

(c) Payment in full of any amount due from Purchaser or Sellers under this Section 6.8 shall be made to the affected party in immediately available funds at least two Business Days before the date payment of the Taxes to which such payment relates is due (provided that the affected party shall provide Purchaser or Sellers, as the case may be, with written notice of such payment at least ten days prior to the due date thereof), or, if no Tax is payable, within 15 days after written demand is made for such payment.

(d) Except to the extent reflected as an asset in the Final Closing Statement, Sellers shall be entitled to any refunds or credits of or against any Pre-Closing Taxes that are the responsibility of Sellers under Section 6.8(a). Purchaser shall be entitled to any refunds or credits of or against any Taxes relating to, arising out of or with respect to the CRS Business, the Acquired Assets or the Assumed Liabilities, other than refunds or credits that are for the account of Sellers pursuant to the first sentence of this Section 6.8(d). Purchaser shall promptly forward to Sellers or reimburse Sellers for any refunds or credits due Sellers (pursuant to the terms of this Section 6.8(d)) after receipt thereof, and Sellers shall promptly forward to Purchaser or reimburse Purchaser for any refunds or credits due Purchaser (pursuant to the terms of this Section 6.8(d)) after receipt thereof.

(e) Each party hereto shall, and shall cause its Affiliates to, provide to the other party hereto such cooperation, documentation and information relating to the CRS Business, the Acquired Assets or the Assumed Liabilities as either of them reasonably may request in: (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes or an indemnity obligation under this Section 6.8 or a right to refund of Taxes, (iii) conducting any audit, examination, contest, litigation or other proceeding by or against any Taxing Authority or (iv) determining an allocation of Taxes between a Pre-Closing Period and Post-Closing Period. Each party will retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Taxes relating to the CRS Business, the Acquired Assets or the Assumed Liabilities for Tax periods ending on or prior to the Closing Date until the later of (1) the expiration of the statute of limitations for the Tax periods to which the Tax Returns or other documents relate or (2) eight years following the due date (without extension) for such Tax Returns. Thereafter, the party holding such Tax Returns or other documents may dispose of them after offering the other party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other party’s own expense. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

(f) Sellers shall prepare and file any information returns required to be filed with the Internal Revenue Service pursuant to Section 6050P of the Code for all reportable events occurring prior to the Effective Time.

(g) Each of Purchaser and Sellers shall promptly notify the other in writing upon receipt of notice of any pending or threatened audits or assessments with respect to Taxes for which such other party (or such other party’s Affiliates) may be liable hereunder. Sellers shall be entitled to participate at their expense in the defense of any Tax audit or administrative or court proceeding relating to Taxes for which they may be liable, and to employ counsel and other advisors of its choice at their expense. Neither party may agree to settle any claim for Taxes for which the other may be liable without the prior written consent of such other party, which consent shall not be unreasonably withheld.

(h) All Transfer Taxes that are payable or that arise as a result of the consummation of the purchase and sale of the Acquired Assets contemplated by this Agreement shall be divided equally between Sellers, on the one hand, and Purchaser, on the other hand. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed by the party primarily or customarily responsible under Applicable Law for filing such Tax Returns, and such party will use its reasonable best efforts to provide such Tax Returns to the other party at least ten Business Days prior to the date such Tax Returns are due to be filed. Such Tax Returns shall be prepared in a manner consistent with the Allocation Statement pursuant to Section 2.7. Any Transfer Taxes resulting from any subsequent increase in consideration shall be borne in accordance with the provisions of this Section 6.8(h). At Sellers’ request, Purchaser agrees to timely sign and deliver any certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) such Transfer Taxes.

(i) The indemnification obligations contained in this Section 6.8 shall survive the Closing Date until sixty (60) days following the expiration of the applicable statute of limitations. Notwithstanding anything in this Agreement to the contrary, in the event there is a conflict between this Section 6.8 and any provision contained in any other article of this Agreement, this Section 6.8 shall control. For the avoidance of doubt, Section 8.2(b), Section 8.3(b) and Section 8.9 shall not apply with respect to the indemnification obligations of any party pursuant to this Section 6.8.

(j) Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, Purchaser, Sellers and their respective Affiliates shall treat (i) any and all indemnity payments under this Section 6.8 or Article VIII and (ii) any and all amounts paid pursuant to Section 6.10(d), in each case, as an adjustment to the consideration for all Tax purposes.

(k) For the avoidance of doubt, neither Purchaser nor Sellers shall be entitled to receive indemnification from the other in respect of all or any portion of any Loss more than once, in each case, whether proceeding under this Section 6.8 or Article VIII.

Section 6.9 Business Employees. (a) Offers of Employment. Subject to Applicable Law, at least 15 Business Days prior to the Closing Date and effective as of the Closing Date, Purchaser shall make an offer of employment that is not inconsistent with the Comparable Job Requirements to all Business Employees, other than those Business Employees set forth on Schedule 6.9(a) of Sellers’ Disclosure Schedules; provided that, with respect to Business Employees hired subsequent to the date hereof, in no event shall Purchaser be required to extend the applicable offer earlier than the 30th Business Day after Purchaser has been notified of the applicable employee’s hire and provided with the information set forth on Schedule 4.14(a) of Sellers’ Disclosure Schedule with respect to such employee. Subject to Section 6.6, the offers contemplated by the preceding sentence may be communicated pursuant to any medium deemed in good faith to be appropriate by Purchaser, including, at Purchaser’s election, a general notice of transfer communicated to some or all of the Business Employees. The Business Employees who accept Purchaser’s offer of employment are referred to herein as the “Transferred Business Employees.” Purchaser’s employment of the Transferred Business Employees shall be deemed to commence at 12:00:01 a.m. Eastern on the Closing Date, without regard to whether the Transferred Business Employee is actively at work on the Closing Date in the case of an employee who on the Closing Date is absent from work due to a vacation, jury duty, funeral leave or personal day. Notwithstanding the foregoing, to the extent that a Business Employee who has accepted Purchaser’s offer is not available to perform services on the Closing Date because on the Closing Date such employee is on sick leave, short- or long-term disability, workers compensation leave, military leave, leave of absence under the Family Medical Leave Act or other leave of absence approved by Sellers (other than a vacation, jury duty, funeral leave or personal day) (a “Leave Recipient”), he or she shall remain an employee of the applicable Seller (except as may otherwise be provided by Applicable Law); provided that Purchaser shall hire such Leave Recipient if such Leave Recipient returns to work no later than the date that is the earlier of the scheduled return date (including any approved extensions thereto) and six months from the date of commencement of such leave, unless such Leave Recipient is entitled to reemployment under the Uniformed Services Employment and Reemployment Act, in which case Purchaser shall not be obligated to hire such Leave Recipient unless the return date is no later than twelve months following the Closing Date, and, for purposes of this Agreement, such Leave Recipient shall become a Transferred Business Employee as of the date active employment with Purchaser commences (the “Delayed Transfer Date”) and, to the extent applicable, references in this Section 6.9 to the “Closing Date” shall relate to the Delayed Transfer Date. Those Business Employees and Affiliated Employees who do not accept an offer of employment from Purchaser that is consistent with the Comparable Job Requirements from Purchaser shall not be considered Transferred Business Employees for any purpose of this Agreement.

(b) Termination of Employment with Sellers. As of the Closing Date, the Transferred Business Employees shall cease active participation in each Employee Plan and shall have a “separation from service” as that term is defined by Section 409A of the Code and the regulations promulgated thereunder. Except as otherwise expressly provided in Section 6.9(b), Sellers shall retain all assets and liabilities for the Business Employees under the Employee Plans and otherwise relating to, arising from or in connection with the Business Employees and their employment prior to the Closing Date. Sellers shall be liable for all eligible claims for benefits under the Employee Plans that are welfare plans that are incurred by the Business Employees prior to the Closing Date. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, business travel accident, short-term disability and workers compensation insurance benefits, upon the event giving rise to such benefits (except that repetitive motion injury workers compensation claims shall be deemed incurred on the date first reported); (ii) health, vision, dental and/or prescription drug benefits, on the date such services, materials or supplies were provided; and (iii) long-term disability benefits, on the eligibility date determined by the long-term disability carrier for the plan in which the individual participates. Prior to the Closing Date, Sellers shall request “good leaver” status from the Remuneration Committee of HSBC Holdings plc with respect to any outstanding awards under the HSBC Holdings plc Share Plan.

(c) Benefits Following the Closing Date. Effective as of the Closing Date, Purchaser shall provide the Transferred Business Employees with broad-based employee benefit plans and programs that are substantially comparable to those that are provided to similarly situated employees of Purchaser, as in effect from time to time. For purposes of determining (i) eligibility to participate in and vesting under any employee benefit plan of Purchaser or its Affiliates, (ii) the banking privileges and perquisites applicable to the Transferred Business Employees, if applicable, and (iii) retirement eligibility under any Purchaser plan providing for the grant of equity awards, and for benefit accrual purposes only for vacation, paid time off, severance benefits and level of pay credits under a cash balance plan, in each case, as applicable, each Transferred Business Employee shall be credited with the years of service he or she has been credited with under the comparable Employee Plans; provided that such service shall not be recognized (i) to the extent such recognition would result in a duplication of benefits for the same period of service, (ii) for purposes of grandfathering and/or benefit accruals under any Purchaser defined benefit retirement plan and (iii) for purposes of retiree medical benefits (but it shall be recognized for access-only retiree medical, if applicable). Purchaser shall (i) waive any preexisting conditions and waiting periods under the welfare benefit plans of Purchaser that provide healthcare benefits in which the Transferred Business Employees are eligible to participate to the same extent that such conditions and waiting periods were waived under the comparable Employee Plan, and (ii) subject to Sellers providing Purchaser with the applicable information with respect to each Transferred Business Employee in a form that Purchaser determines is administratively feasible to take into account under its plans, cause such plans to honor any expenses incurred by such Transferred Business Employees and their eligible dependents under Employee Plans that are healthcare benefit plans during the portion of the calendar year in which they become Transferred Business Employees for purposes of satisfying applicable deductible, co-insurance, maximum out-of-pocket, and similar expenses, to the same extent that such expenses were recognized under the comparable Employee Plan. Purchaser shall not provide any payment or incentive to any Transferred Business Employee to induce such employee to elect continued participation in any Seller healthcare benefit plan.

(d) Severance. (i) Termination of Transferred Business Employees Following the Closing Date. Purchaser shall pay, or cause to be paid, severance and provide benefits in accordance with the severance schedule set forth on Schedule 6.9(d)(i)(A) of Sellers’ Disclosure Schedules to each Transferred Business Employee whose employment is terminated by Purchaser or any Affiliate of Purchaser without “cause” (within the meaning set forth on Schedule 6.9(d)(i)(B) of Sellers’ Disclosure Schedules) within twelve (12) months after the Closing Date, subject to the execution, delivery and non-revocation of a release of claims, in a form satisfactory to Purchaser, in favor of Purchaser, Sellers and their respective Affiliates.

(ii) Termination of Business Employees who do not become Transferred Business Employees. With respect to Business Employees who do not become Transferred Business Employees for any reason (other than due to having rejected an offer of employment that is consistent with the Comparable Job Requirements), (A) Purchaser shall be responsible for reimbursing Sellers for severance benefits in accordance with the terms of the severance schedule set forth on Schedule 6.9(d)(i)(A) of Sellers’ Disclosure Schedules to the extent a Business Employee rejects an offer of employment from Purchaser that is inconsistent with the Comparable Job Requirements and (B) Sellers shall retain and shall satisfy all severance benefits payable to any other Business Employees. Except as may otherwise be required by Applicable Law, none of the Sellers, Purchaser nor any of their respective Affiliates shall pay or provide severance benefits to any Business Employee who receives an offer of employment from Purchaser that is consistent with the Comparable Job Requirements and does not accept such offer. For purposes of clarity, no Business Employee who rejects an offer of employment from Purchaser that is consistent with the Comparable Job Requirements shall continue to be employed by a Selling Entity following the Closing Date and no such Business Employee shall provide services to a Selling Entity at any time during the period beginning on the Closing Date and ending on the second anniversary of the Closing Date. Nothing in this Section 6.9(d)(ii) is intended to conflict with the provisions of Section 6.9(g), but in the event of an inconsistency, Section 6.9(d)(ii) shall govern.

(e) Retirement Plans. Effective as of the Closing Date, to the extent permitted by Applicable Law, Sellers shall take action to provide that the account balances and accrued benefits, as applicable, of all Transferred Business Employees under the Sellers’ Savings Plans and pension plan(s) that are sponsored by any of Sellers or any of its Affiliates in the United States in which the Transferred Business Employees participated immediately prior to the Closing Date shall vest in full. Purchaser shall take all action necessary to permit Purchaser’s tax-qualified employee savings plan(s) maintained in the United States to accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code).

(f) Annual Incentives for Pre-Closing Period. (i) In the event the Closing Date occurs prior to the payment by Sellers of annual discretionary incentive awards for the 2011 performance period, Sellers shall provide to Purchaser a payment equal to the aggregate amount accrued as of the Closing Date of any annual discretionary incentive awards for the 2011 performance period with respect to the Transferred Business Employees (the “2011 Bonus Accrual”); provided that the 2011 Bonus Accrual shall take into account all amounts to be paid by Sellers under the annual discretionary incentive awards, including any amounts to be deferred under the terms of any applicable plan. The 2011 Bonus Accrual is to be used by Purchaser solely for the payment of 2011 annual discretionary incentive awards to the Transferred Business Employees, and shall be paid by Purchaser to each of the Transferred Business Employees no later than March 15, 2012 in such amounts as indicated in a schedule to be provided to Purchaser by Sellers no later than February 15, 2012. For purposes of clarity, if the Closing Date occurs after the payment date for the annual discretionary incentive awards for the 2011 performance period, Sellers shall use the 2011 Bonus Accrual to make such payments to Business Employees prior to the Closing Date.

(ii) In the event the Closing Date occurs after December 31, 2011, but prior to the payment by Sellers of annual discretionary incentive awards for the 2012 performance period, Sellers shall provide Purchaser a payment equal to the aggregate amount accrued as of the Closing Date of any annual discretionary incentive awards for the 2012 performance period with respect to the Transferred Business Employees (the “2012 Bonus Accrual”); provided that the 2012 Bonus Accrual shall take into account all amounts to be paid by Sellers under the annual discretionary incentive awards, including any amounts to be deferred under the terms of any applicable plan. The 2012 Bonus Accrual is to be used by Purchaser solely for the payment of 2012 annual discretionary incentive awards to the Transferred Business Employees at the time that annual incentive awards will be paid to similarly situated employees of Purchaser.

(iii) For purposes of clarity, Sellers and their respective Affiliates shall retain all liabilities for, and shall be responsible for the payment of, any formulaic incentive bonus amounts payable to the Transferred Business Employees for performance periods occurring prior to the Closing Date under any formulaic incentive plans maintained by Sellers or their Affiliates (for example, under any monthly, quarterly or commissions-based plans), and such formulaic incentive plans shall not be taken into consideration when determining the obligations of Purchaser and Sellers under this Section 6.9(f).

(g) WARN Act. The parties hereto agree to cooperate in good faith, including by sharing information about terminations of employment in a timely manner, to determine whether any notification may be required under the WARN Act as a result of the transactions contemplated by this Agreement. Purchaser shall be responsible for providing any notice (or pay in lieu of notice) required pursuant to the WARN Act with respect to a layoff or plant closing involving Transferred Business Employees that occurs on or after the Closing Date (provided that Sellers shall reimburse any such pay in lieu of notice if such pay would not have been due absent an action taken by Sellers or one of their Affiliates prior to the Closing Date). Subject to Section 6.9(d)(ii), Sellers shall be responsible for providing any such notice (or pay in lieu of notice) with respect to a layoff or plant closing occurring prior to, on or after the Closing Date and involving Business Employees who do not become Transferred Business Employees.

(h) Employee Communications. Any communications by Purchaser with the Business Employees prior to the Closing Date shall be subject to and in compliance with the terms of this Agreement, including Section 6.6 hereto. Broad-based written communications from Purchaser to Business Employees shall be subject to prior review and comment by Sellers and any language characterizing the Selling Entities shall be subject to the consent of Sellers, not to be unreasonably withheld or delayed; provided that, for clarity, communications directly related to offers of employment by Purchaser to Business Employees shall not be subject to the consent or comment requirements of this sentence. Sellers shall not make any promises or commitments to the Business Employees with respect to employment by Purchaser or the terms and conditions thereof.

(i) No Third-Party Rights. Purchaser and Sellers acknowledge and agree that all provisions contained in this Section 6.9 are included solely for the benefit of Purchaser and Sellers and nothing contained herein (i) shall create any third-party beneficiary rights in any Business Employee (including any beneficiary or dependent thereof), (ii) be construed as an amendment to any employee benefit plan or program or (iii) otherwise obligate Purchaser or any of its Affiliates to maintain any particular employee benefit plan or retain the employment of any particular employee following the Effective Time.

Section 6.10 Third Party Consents. (a) Each party shall use their respective reasonable best efforts to obtain any third party consent or waiver or license and give any notice necessary for the transfer or assignment of any and all Acquired Assets or with respect to the provision of services to either party and such party’s Affiliates pursuant to the Ancillary Agreements. In furtherance and not in limitation of the foregoing, promptly upon the execution of this Agreement and subject to Applicable Law, Purchaser and Sellers will reasonably coordinate in good faith in respect of any communications by Sellers with the parties other than Governmental Entities whose consent or waiver or to whom notice is required, including Third-Party Consents related to Assigned Partner Agreements. Sellers and Purchaser, in consultation with each other, shall as promptly as practicable following the date hereof develop a communications and action plan (which plan shall be designed to communicate promptly and follow up with all such parties with respect to, and to obtain, all such required consents), and shall keep each other reasonably informed regarding the progress and status of such efforts.

(b) Notwithstanding anything to the contrary contained herein, to the extent that the sale, assignment, sublease, transfer, conveyance or delivery or attempted sale, sublease, assignment, transfer, conveyance or delivery to Purchaser of any asset that would be an Acquired Asset, including any Assigned Partner Agreement, or any claim or right or any benefit arising thereunder or resulting therefrom is (i) prohibited by any Applicable Law or (ii) would require any governmental or third party authorizations, approvals, consents or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing (any such asset, claim, right or benefit described in clause (i) or (ii), a “Restricted Item”), the Closing shall proceed without the sale, assignment, sublease, transfer, conveyance or delivery of such Restricted Item (or any Related Assets or Related Liabilities with respect to such Restricted Item), and nothing herein shall constitute a sale, assignment, sublease, transfer, conveyance or delivery or attempted sale, sublease, assignment, transfer, conveyance or delivery of such Restricted Item (or any Related Assets or Related Liabilities with respect to such Restricted Item).

(c) In the event the Closing proceeds without the sale, assignment, sublease, transfer, conveyance or delivery of any Restricted Item then, in the case of a defect described in Section 6.10(b)(ii), for a period of six months after the Closing Date (such period, the “Transfer Period”) the parties shall continue to use their reasonable best efforts, and to cooperate with each other, to obtain promptly all authorizations, approvals, consents and waivers necessary to sell, assign, sublease, transfer, convey, deliver or assume such Restricted Item. Pending the receipt of such authorizations, approvals, consents and waivers, the parties shall cooperate with each other to:

(i) Maintain good relations with any obligees or other counterparties in connection with such Restricted Item and any Related Assets or Related Liabilities with respect to such Restricted Item; and

(ii) Effective as of the Closing, to the extent applicable, enter into mutually agreeable, reasonable and lawful arrangements (including subleasing, sublicensing or subcontracting) designed for Purchaser to provide servicing to the counterparty to Restricted Items at cost and having such other terms as shall be mutually agreed by the parties.

The parties agree to reasonably cooperate to preserve each others rights with respect to third parties in connection with any servicing agreement entered into in connection with this Section 6.10. To the extent that any such Restricted Item (or Related Asset or Related Liability with respect to such Restricted Item) cannot be transferred to Purchaser during the Transfer Period, the obligations of the parties pursuant to this Section 6.10(c) shall continue until the termination of each Selling Entity’s obligations (including any post-termination servicing obligations) with respect to such Restricted Item, and any Related Assets and Related Liabilities with respect to such Restricted Item, and each Selling Entity will not renew and will seek to terminate its obligations with respect to such Restricted Item, and any Related Assets and Related Liabilities with respect to such Restricted Item, as promptly after the end of the Transfer Period as practicable; provided that no Selling Entity shall be required to pay any amount pursuant to this Section 6.10(c) in connection with the termination of such obligations.

(d) Once all authorizations, approvals, consents and waivers for the sale, assignment, sublease, transfer, conveyance or delivery of any Restricted Item are obtained, Sellers shall (or shall cause their respective relevant Subsidiaries to) assign, transfer, convey and deliver to Purchaser such Restricted Item, and all Related Assets and Related Liabilities with respect to such Restricted Item, and Purchaser will purchase, accept and assume from Sellers (or their respective relevant Subsidiaries) such Restricted Item, and all Related Assets and Related Liabilities with respect to such Restricted Item, effective as of 12:00:01 a.m. Eastern (the “Effective Transfer Time”) on the first Business Day in the fiscal quarter immediately following the fiscal quarter during which the last of such authorizations, approvals, consents and waivers was obtained, or at such other date and time as the parties hereto may mutually agree (such date, a “Transfer Date”). In consideration of such assignment, transfer, conveyance or delivery, Purchaser shall pay to Sellers on the applicable Transfer Date an amount in cash, in immediately available funds by wire transfer to one or more accounts which have been designated by Sellers at least two Business Days prior to the applicable Transfer Date, equal to:

(i) The face value, as of the Effective Transfer Time, of all Gross Receivables related to any CRS Accounts transferred to Purchaser on such Transfer Date minus the pro rata portion of any annual or other fees, as of the Effective Time and attributable to periods after the Effective Transfer Time, related to any CRS Accounts transferred to Purchaser on such Transfer Date; plus

(ii) The sum of the aggregate Net Book Values, as of the Effective Transfer Time, of any Restricted Item and all Related Assets with respect to any Restricted Item transferred on such Transfer Date, other than any Restricted Items and Related Assets included in clause (i) above; minus

(iii) The sum of the aggregate Net Book Values, as of the Effective Transfer Time, of any Related Liabilities with respect to any Restricted Item transferred on such Transfer Date.

Any payment pursuant to this Section 6.10(d) will be subject to a subsequent adjustment in accordance with the procedures set forth in Section 2.5, mutatis mutandis.

Section 6.11 Change in Terms. (a) Prior to the Conversion Date, Sellers shall provide reasonable assistance to Purchaser in the timely mailing of such change in terms notices as are reasonably required by Purchaser or required under Applicable Law. The timing of the mailing of the change in terms notices shall be mutually agreed upon by Sellers and Purchaser (taking into account the Conversion Date and with neither party unreasonably withholding, delaying or conditioning its agreement). Purchaser shall produce and mail, and shall bear all costs of producing and mailing, any change in terms notices. The change in terms notices will inform the Borrowers of the changes Purchaser will make to their Account Agreement at or following the Conversion Date and will be accompanied by letters prepared by Purchaser (the form and content of which shall have been approved by Sellers, such approval not to be unreasonably withheld, conditioned or delayed) notifying each Borrower of the sale of the CRS Accounts, changes in benefits agreements and Enhancement Services (if any) and any new benefits. For the avoidance of doubt, no changes in terms shall become effective prior to the Conversion Date.

(b) Sellers agree to provide Purchaser with a tape of the Accounts for Purchaser to use in preparing and mailing each change in terms notice (“Change in Terms Tape”). Purchaser shall bear the cost of producing and delivering each Change in Terms Tape. Purchaser shall schedule a tape date for each change in terms notice in accordance with Purchaser’s past practices (the “Tape Date”). Any Change in Terms Tape required by Purchaser must be requested from Sellers in writing at least 15 Business Days prior to the Tape Date. Each Change in Terms Tape will be provided to Purchaser on the applicable Tape Date. Each Change in Terms Tape shall have been produced no earlier than five (5) days prior to the Tape Date and shall be current as of such date and contain all of the CRS Accounts.

Section 6.12 Assignment of Security Interests. (a) Sellers shall deliver to Purchaser at the Closing all signed UCC-1 financing statements and UCC-3 assignments of financing statements, endorsed notes, participations and all other documentation necessary to effect the assignment to Purchaser of any Gross Receivables constituting Acquired Assets and necessary to perfect the security interest of any Gross Receivables constituting Acquired Assets that are subject to a security interest in favor of any Selling Entity. The out-of-pocket costs and expenses of preparing and filing any such documentation shall be paid by Purchaser.

(b) In accordance with Article 9 of the UCC, from the date hereof until the Closing Date, Sellers shall make all filings of continuation statements necessary to maintain perfection of security interests related to any Gross Receivables constituting Acquired Assets that are subject to a security interest in favor of any Selling Entity. Upon Closing, any out-of-pocket costs and the reasonable expenses of preparing and filing any such documentation that are paid by Sellers, shall be reimbursed promptly by Purchaser (without adjustment to the Purchase Price).

Section 6.13 Transition Coordinators; Cooperation with Transition. Subject to Applicable Law, from the date hereof until the earlier of the Closing Date and the termination of this Agreement, Sellers will cooperate with Purchaser to provide current information regarding material activities of the CRS Business, and Purchaser and Sellers shall cooperate with and assist each other in planning and implementing necessary and appropriate policies and procedures in connection with the transition of the ownership of the CRS Business from Sellers to Purchaser, including pursuant to the Transition Principles and Procedures. In connection therewith, Sellers and Purchaser shall each as promptly as practicable after the execution of this Agreement designate certain of their respective employees as “Transition Coordinators.”

Section 6.14 Additional Agreements. (a) In accordance with the Transition Principles and Procedures, Purchaser and Sellers shall use their respective reasonable best efforts to promptly negotiate in good faith and finalize the terms and conditions of each of the following agreements within 110 days of the date hereof:

(i) A transition services agreement (the “Transition Services Agreement”);

(ii) An Intellectual Property licensing agreement (the “IP Licensing Agreement”) providing for the licensing of certain Intellectual Property to Purchaser;

(iii) An Intellectual Property transfer agreement (the “IP Transfer Agreement”) providing for the transfer of certain Intellectual Property to Purchaser;

(iv) A transitional Trademark licensing agreement (the “Transitional Trademark Licensing Agreement”) providing for the licensing of certain Trademarks to Purchaser for a specified transition period;

(v) One or more agreements for the transfer of certain foreign assets and employees related to the operation of the CRS Business; and

(vi) Sublease Agreements providing for the sublease of the Other Real Property by Purchaser and of the HSBC Subleased Property by Sellers (the “Sublease Agreements”).

(b) At the Closing, Sellers shall (and shall cause their respective Affiliates party to an Ancillary Agreement to) execute each Ancillary Agreement to which it is a party. Purchaser shall (and shall cause its respective Affiliates party to an Ancillary Agreement to) execute and deliver each of the Ancillary Agreements.

Section 6.15 Agent Bank Agreement.

(a) Purchaser and Sellers shall use their respective reasonable best efforts to promptly negotiate in good faith and finalize the terms and conditions of an agent bank agreement (“Agent Bank Agreement”) for the HSBC Bank USA consumer credit card program (“Consumer Card Program”). The Agent Bank Agreement will provide that Purchaser either (1) purchases the then existing receivables related to the Consumer Card Program and funds all future Consumer Card Program receivables or (2) enters into an outsourced servicing relationships, under which HSBC Bank USA retains ownership of the then existing receivables under the Consumer Card Program and funds all future Consumer Card Program receivables but Purchaser provides the systems platform and all operational functions (including servicing, collections and processing). Under option (1), the Agent Bank Agreement will have a term of three years and under option (2) the Agent Bank Agreement will have a term of three years, with neither party having a right to terminate the Agent Bank Agreement for convenience during the term under either option. In addition to the receivables under the Consumer Card Program, the Agent Bank Agreement will also cover (under either option) all then existing receivables, and any future receivables, related to HSBC Bank USA accounts under the Consumer Card Program that are sold to First Niagara Bank, National Association or any Secondary Sale Purchaser (as such term is defined in the Branch PAA) pursuant to the Branch PAA until such time as such receivables and accounts are converted onto the systems of First Niagara Bank, National Association or a Secondary Sale Purchaser, as applicable.

(b) The operational functions and systems platform necessary for purposes of the transactions contemplated by the Agent Bank Agreement shall be transferred to Purchaser at the Closing. Sellers shall consult with, and accept input from, Purchaser regarding the establishment of such operational functions and systems. Sellers shall be responsible for all costs incurred by Purchaser before and after the Effective Time in connection with (1) the development of the operational functions and systems platforms that are necessary for Purchaser to operate the agent banks and (2) the conversion of any accounts that are sold by a Seller or its Subsidiaries to First Niagara or any Secondary Sale Purchaser pursuant to the Branch PAA.

Section 6.16 Leased Real Property. Seller shall use its reasonable best efforts (which shall not require Seller to pay any money or other consideration to any Person or to initiate any claim or proceeding against any Person) to cause every landlord of Leased Real Property, the consent of which is required under the terms of the applicable Assigned Lease to the assignment of such Leased Real Property to Purchaser, to execute in favor of Purchaser a Landlord Consent. If, despite Seller’s reasonable best efforts, a Landlord Consent to assignment of a Leased Real Property cannot be obtained, or cannot be obtained without the payment of an assignment fee or similar lump sum or rent increase, Seller shall, if permitted without the consent of the landlord under the Leased Real Property, sublease such Leased Real Property to Purchaser pursuant to a sublease agreement which shall be, to the extent permitted, for the remainder of the existing term of such Leased Real Property and which shall provide for Purchaser to perform all of the obligations of Seller under the applicable Assigned Lease and which otherwise shall contain mutually agreeable terms and Purchaser shall not terminate the applicable Assigned Lease prior to the end of the sublease term. Except as set forth on Schedule 6.16 of the Sellers’ Disclosure Schedules, Purchaser shall use its reasonable best efforts to cooperate with Seller’s attempts to obtain each Landlord Consent or its approval of a sublease agreement, but shall not be obligated to pay any consideration or grant any concession in connection therewith.

Section 6.17 Seller Intellectual Property. (a) Except as specifically provided in the Transitional Trademark Licensing Agreement, the IP Licensing Agreement, the IP Transfer Agreement, or the Transition Services Agreement, Purchaser acknowledges and agrees that none of Purchaser or its Affiliates is purchasing, acquiring, receiving a license to or otherwise obtaining any right, title or interest in, to or under any Intellectual Property owned or licensed by the Selling Entities or any of their respective Affiliates, including the Selling Entity Names.

(b) Except as specifically provided in the Transitional Trademark Licensing Agreement, the IP Licensing Agreement, the IP Transfer Agreement, or the Transition Services Agreement, as of and following the Closing, Purchaser shall, and shall cause its Affiliates to, cease and discontinue promptly after the Closing any and all uses of any and all Intellectual Property owned or licensed by the Selling Entities or any of their respective Affiliates, including any Selling Entity Names. Except as specifically provided in the Transitional Trademark Licensing Agreement, the IP Licensing Agreement, the IP Transfer Agreement or the Transition Services Agreement, Purchaser agrees that, as of and following the Closing, none of Purchaser nor any of its Affiliates shall have any right, title or interest in, or any authority or license to use or allow others to use in any manner whatsoever, any Intellectual Property owned or licensed by the Selling Entities or their respective Affiliates, and any such right, title, interest, authority, license or sublicense or other arrangement relating thereto (whether written or oral) existing prior to the Closing, shall automatically terminate simultaneously with and effective as of the Closing.

Section 6.18 Further Assurances. The parties agree that, from time to time, whether before, on or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably requested by the other party to carry out the purposes and intents of this Agreement.

Section 6.19 Stock Consideration Matters.

(a) Prior to the Closing, the parties shall negotiate, and use their respective reasonable best efforts to enter into within 30 days of the date of this Agreement, a registration rights agreement (the “Registration Rights Agreement”) which shall become effective at the Effective Time (if and only if the Stock Consideration does not equal zero) and which shall include, among other customary terms, the terms set forth on Exhibit G.

(b) In the event that the Stock Consideration does not equal zero, Purchaser shall use its reasonable best efforts to cause the shares of Purchaser Common Stock consisting of the Stock Consideration to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing; provided that Purchaser may only deliver Stock Consideration under Section 2.4 if the Stock Consideration has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing.

(c) During the period commencing on the Closing Date and ending on the date on which Sellers complete their disposition of the Stock Consideration (which shall be the end of the Closing Date if the Stock Consideration is equal to zero), in the event that at any time Sellers and their Affiliates beneficially own, directly or indirectly, shares of Purchaser Common Stock representing in the aggregate 5% or more of the total number of shares of Purchaser Common Stock issued and outstanding (as calculated for purposes of the prior approval requirements of Section 3(a)(3) of the BHC Act) as of such time other than as a result of actions taken or omitted to be taken by Purchaser in violation of Section 6.19(d), Sellers shall, and shall cause their Affiliates to, take all actions as promptly as possible (but giving due regard to the state of the equity and capital markets) to sell the necessary number of shares of Purchaser Common Stock so that, immediately after giving effect to such sales, Sellers and their Affiliates own, directly and indirectly, shares of Purchaser Common Stock representing in the aggregate less than 5% of the total number of shares of Purchaser Common Stock issued and outstanding (as calculated for purposes of the prior approval requirements of Section 3(a)(3) of the BHC Act).

(d) For so long as Sellers or their Affiliates hold any Stock Consideration, Purchaser shall not (i) adjust, split, combine or reclassify the Purchaser Common Stock, or (ii) make, declare or pay any stock dividend, directly or indirectly redeem, purchase or otherwise acquire, any Purchaser Common Stock or any of its other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exercisable or exchangeable for any Purchaser Common Stock or take any other action, if such action would result in Sellers and their Affiliates on an aggregate basis owning 5% or more of the total number of shares of Purchaser Common Stock (or any other class of voting stock) issued and outstanding (as calculated for purposes of the prior approval requirements of Section 3(a)(3) of the BHC Act).

(e) Sellers and Purchaser will reasonably cooperate with each other in furtherance of the fulfillment of their respective obligations under Sections 6.19(c) and 6.19(d).

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions to the Obligations of Purchaser and Sellers. The obligations of the parties hereto to effect the Closing are subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

(a) No Prohibitions. No statute, rule, regulation, executive order, decree, ruling, injunction or other order of a Governmental Entity of competent jurisdiction shall be in effect restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated hereby; and

(b) Required Approvals. All Seller Required Approvals and Purchaser Required Approvals shall have been obtained, and any applicable waiting periods relating thereto shall have expired or been terminated early.

Section 7.2 Conditions to the Obligations of Purchaser. The obligation of Purchaser to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of each Seller contained in Article IV shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date, and (ii) where the failure of such representations and warranties in the aggregate to be so true and correct has not had, and would not reasonably be expected to result in, a Material Adverse Effect (disregarding for purposes of this clause (ii) any qualification in the text of the relevant representation or warranty as to materiality, Material Adverse Effect or Knowledge); provided that the representations and warranties of each Seller set forth in Section 4.1, 4.2 and 4.5(b) shall be true and correct as written as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation and warranty addresses matters only as of a particular date, in which case it shall be true and correct as of such particular date; provided, further, that if the Stock Consideration shall equal zero, then for purposes of determining the satisfaction of the conditions set forth in this Section 7.2(a), the representations and warranties of Sellers set forth in Section 4.22 shall in all events be deemed true and correct;

(b) Covenants. All of the covenants and agreements required by this Agreement to be complied with and performed by any Seller on or before the Closing Date shall have been duly complied with and performed in all material respects;

(c) Officer’s Certificate. Purchaser shall have received a certificate, signed by a duly authorized officer of each Seller and dated the Closing Date, to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(d) Regulatory Approvals. None of the Seller Required Approvals and Purchaser Required Approvals shall have resulted in the imposition of any Materially Burdensome Regulatory Condition; and

(e) Ancillary Agreements. Purchaser shall have received counterparts to each of the Ancillary Agreements duly executed on behalf of Sellers or their Affiliates, as applicable.

Section 7.3 Conditions to the Obligations of Sellers. The obligation of Sellers to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Purchaser contained in Article V shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date, and (ii) where the failure of such representations and warranties in the aggregate to be so true and correct has not had, and would not reasonably be expected to result in, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement (disregarding for purposes of this clause (ii) any qualification in the text of the relevant representation or warranty as to materiality, material adverse effect or Knowledge); provided that the representations and warranties of each Seller set forth in Section 5.1, and 5.2 shall be true and correct as written as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation and warranty addresses matters only as of a particular date, in which case it shall be true and correct as of such particular date; provided, further, that if the Stock Consideration shall equal zero, then for purposes of determining the satisfaction of the condition set forth in this Section 7.3(a), the representations and warranties of Purchaser set forth in Exhibit F shall in all events be deemed to be true and correct;

(b) Covenants. All of the covenants and other agreements required by this Agreement to be complied with and performed by Purchaser on or before the Closing Date shall have been duly complied with and performed in all material respects;

(c) Officer’s Certificate. Sellers shall have received a certificate, signed by a duly authorized officer of Purchaser and dated the Closing Date, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied;

(d) Ancillary Agreements. Sellers shall have received counterparts to each of the Ancillary Agreements duly executed on behalf of Purchaser or its Affiliates, as applicable; and

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

Section 8.1 Survival. The representations and warranties contained in this Agreement shall survive the Closing for the period set forth in this Section 8.1. All representations and warranties contained in this Agreement and all claims with respect thereto and the covenants and agreements set forth in Section 6.2 shall each terminate upon the expiration of 18 months after the Closing Date, except that the representations and warranties contained in Sections 4.1, 4.2, 4.3(b), 4.15, 4.20, 5.1, 5.2, 5.3 and 5.9 shall survive until the expiration of the applicable statute of limitations; it being understood that in the event notice of any claim for indemnification under this Article VIII has been given within the applicable survival period, the representations and warranties or covenants that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved. The agreements and covenants contained in this Agreement that by their terms contemplate performance after the Closing Date shall survive the Closing in accordance with their terms.

Section 8.2 Indemnification by Sellers. (a) Each Seller hereby agrees that from and after the Closing it shall, severally and not jointly, indemnify, defend and hold harmless Purchaser, its Affiliates, and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, representatives and employees (other than the Transferred Business Employees) and their heirs, successors and permitted assigns, each in their capacity as such (the “Purchaser Indemnified Parties”), from, against and in respect of any damages, losses, charges, Liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, interest, penalties, and costs and expenses (including removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring, reasonable attorneys’ fees, and reasonable out of pocket disbursements) (collectively, “Losses”) imposed on, sustained, incurred or suffered by, or asserted against, any of the Purchaser Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to or arising out of:

(i) Any breach of any representation or warranty made by a Seller contained in Article IV for the period such representation or warranty survives, it being understood that for purposes of this Section 8.2 any qualifications in the text of any such representation or warranty relating to materiality, Material Adverse Effect, or Knowledge shall be disregarded for purposes of determining whether such representation or warranty was breached; provided that Sellers shall only indemnify the Purchaser Indemnified Parties for the representations and warranties of Sellers set forth in Section 4.22 to the extent any Stock Consideration is delivered;

(ii)(1) Any breach of any covenant or agreement of a Selling Entity contained in Section 6.2 and (2) any breach of any other covenant or agreement of a Selling Entity contained in this Agreement; and

(iii) Any of the Excluded Liabilities.

(b) No Seller shall be liable to the Purchaser Indemnified Parties for (i) any Losses for any individual claim (or group of directly related claims) less than $50,000 (each, a “de minimis loss”) with respect to the matters contained in Section 8.2(a)(i) (other than with respect to a breach of the representations and warranties set forth in Sections 4.1, 4.2 and 4.20) and Section 8.2(a)(ii)(1) or (ii) any Losses with respect to the matters contained in Section 8.2(a)(i) (other than with respect to a breach of the representations and warranties set forth in Sections 4.1, 4.2 and 4.20) and Section 8.2(a)(ii)(1) unless the Losses therefrom exceed an aggregate amount (including all Losses attributable to Sellers other than any de minimis losses) equal to $32,500,000, and then only for Losses in excess of that amount and up to an aggregate amount equal to 22.5% of the Premium.

Section 8.3 Indemnification by Purchaser. (a) Purchaser hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Sellers, their Affiliates, and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Seller Indemnified Parties” and, collectively with the Purchaser Indemnified Parties, the “Indemnified Parties”), from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from:

(i) Any breach of any representation or warranty made by Purchaser contained in Article V for the period such representation or warranty survives, it being understood that for purposes of this Section 8.3 any qualifications in the text of any such representation or warranty relating to materiality, material adverse effect, or Knowledge shall be disregarded for purposes of determining whether such representation or warranty was breached; provided that Purchaser shall only indemnify the Seller Indemnified Parties for the representations and warranties of Purchaser set forth in Exhibit F to the extent any Stock Consideration is delivered;

(ii) any breach of a covenant or agreement of Purchaser contained in this Agreement; and

(iii) any of the Assumed Liabilities except to the extent the Purchaser Indemnified Parties are entitled to indemnification with respect thereto under this Article VIII.

(b) Purchaser shall not be liable to the Seller Indemnified Parties for (i) de minimis loss with respect to the matters contained in Section 8.3(a)(i) (other than with respect to a breach of the representations and warranties set forth in Sections 5.1, 5.2, and 5.9) or (ii) any Losses with respect to the matters contained in Section 8.3(a)(i) (other than with respect to a breach of the representations and warranties set forth in Sections 5.1, 5.2, and 5.9) unless the Losses therefrom exceed an aggregate amount (including all Losses attributable to Purchaser other than any de minimis losses) equal to $32,500,000, and then only for Losses in excess of that amount and up to an aggregate amount equal to 22.5% of the Premium.

Section 8.4 Third Party Claim Indemnification Procedures. (a) In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder, other than those relating to Taxes (which are the exclusive subject of Section 6.8), is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third-Party Claim”), such Indemnified Party shall promptly, but in no event more than fifteen (15) days following such Indemnified Party’s receipt of a Third-Party Claim, notify the Indemnifying Party in writing of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third-Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure timely to give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third-Party Claim. The Indemnifying Party shall as promptly as practicable (and in any event within fifteen (15) days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter)) after receipt of the Claim Notice (the “Notice Period”) notify the Indemnified Party that it desires to assume the defense of the Indemnified Party against such Third-Party Claim.

(b) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third-Party

Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense. Once the Indemnifying Party has duly assumed the defense of a Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its expense unless (i) the Indemnifying Party requests the Indemnified Party to participate or (ii) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings (including any impleaded parties) and the Indemnified Party shall have reasonably concluded, based on the written advice of counsel, that there may be one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party or that representation of both parties by the same counsel would be inadvisable due to an actual or potential conflict. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third-Party Claim or permit a default or consent to entry of any judgment; provided, however, that no such prior written consent of the Indemnified Party shall be required to any proposed settlement that involves only the payment of money by the Indemnifying Party, includes as an unconditional term thereof the granting by the person asserting such claim or bringing such action of an unconditional release from liability to all Indemnified Parties with respect to such claim and does not include any admission of culpability.

(c) If the Indemnifying Party elects not to defend the Indemnified Party against a Third-Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim. The Indemnified Party shall not settle a Third-Party Claim without the consent of the Indemnifying Party and/or its respective insurer if any amount is required to be paid by the Indemnifying Party in respect of such Third-Party Claim or if the Indemnifying Party is contesting the Third-Party Claim in good faith (other than a situation where the Indemnifying Party has elected not to defend against a Third-Party Claim as described in the first sentence of this section).

(d) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing access to each other’s relevant business records and other documents and employees in a manner consistent with Section 6.1(b).

(e) The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with Applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Section 8.5 Consequential Damages. Notwithstanding anything to the contrary contained in this Agreement, no Person shall be liable under this Article VIII for any consequential, punitive, special, incidental or indirect damages, including lost profits, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.

Section 8.6 Adjustments to Losses. (a) In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person in each case relating to the Third-Party Claim, net of any actual costs, expenses, deductibles or premiums incurred in connection with securing or obtaining such proceeds, shall be deducted. Without limiting the generality or effect of any other provision hereof, each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.

(b) In calculating the amount of any Loss, there shall be deducted an amount equal to any net Tax benefit actually realized by the Indemnified Party as a result of such Loss in the taxable period in which such indemnity payment is made or any prior taxable period, and there shall be added an amount equal to any actual net Tax detriment resulting to the Indemnified Party from such Loss or the receipt of any indemnity payment hereunder to the extent such payment is not, pursuant to a determination with the meaning of Section 1313(a) of the Code, treated as an adjustment to the consideration for all Tax purposes in accordance with Section 6.8(j) (provided, for the avoidance of doubt, that nothing in this Section 8.6(b) shall be interpreted to limit the provisions of Section 6.8(g)).

(c) Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article VIII, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof (net of any actual costs, expenses, deductibles or premiums incurred in connection with securing or obtaining such proceeds), less (ii) the full amount of the Loss.

Section 8.7 Payments. The Indemnifying Party shall pay all amounts payable pursuant to this Article VIII, by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than three days following any final determination of such Loss and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (i) the parties to the dispute have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

Section 8.8 Survival of Indemnity. The obligation of Purchaser and Sellers to indemnify under this Article VIII as to claims covered by Section 8.2(a)(i) and Section 8.3(a)(i), as applicable, shall expire 18 months after the Closing Date or until such longer period as provided in Section 8.1, and shall not apply to any claims made after such date, except that the obligation of Purchaser and Sellers to indemnify with respect to bona fide claims for indemnity made in writing by Seller Indemnified Parties and Purchaser Indemnified Parties, as applicable, within such period shall continue until final resolution of such claims. The obligation of Purchaser to indemnify Losses covered by Section 8.3(a)(ii) and the obligation of Sellers to indemnify Losses covered by Section 8.2(a)(ii) shall expire five (5) years after the Closing Date, and shall not apply to any claims made after such date, except that the obligation of Purchaser and Sellers to indemnify with respect to bona fide claims for indemnity made in writing by Seller Indemnified Parties and Purchaser Indemnified Parties, as applicable, within such 5-year period shall continue until final resolution of such claims. The obligation of Purchaser to indemnify Losses covered by Section 8.3(a)(iii) and the obligation of Sellers to indemnify Losses covered by Section 8.2(a)(iii) shall survive indefinitely.

Section 8.9 Remedies Exclusive. Except as otherwise specifically provided herein, or in the case of fraud or willful misconduct, the remedies provided in this Article VIII shall be the exclusive remedies of the parties hereto from and after the Closing in connection with any breach of a representation or warranty, or non-performance, partial or total, of any covenant or agreement contained herein except as to Taxes, as to which the provisions of Section 6.8 shall control exclusively.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) By mutual written consent of Purchaser and Sellers;

(b) By Purchaser or Sellers if (i) any Governmental Entity that must grant a Seller Required Approval or Purchaser Required Approval has denied such approval and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, unless, in either case, such denial of approval or issuance of such order arises out of, or results from, a material breach by the party seeking to terminate this Agreement of any representation, warranty, covenant or agreement of such party or its Affiliates in this Agreement;

(c) By Purchaser or Sellers if the Closing shall not have occurred on or before the Outside Date, unless the failure of the Closing to occur by such date arises out of, or results from, a material breach by the party seeking to terminate this Agreement of any representation, warranty, covenant or agreement of such party or its Affiliates in this Agreement;

(d) By Purchaser, if Sellers and their respective Affiliates have breached any of their covenants or agreements or any of their representations or warranties contained in this Agreement, which breach, individually or in the aggregate, would cause the conditions set forth in Section 7.2 to not be satisfied, and such breach is not cured within 45 days following written notice to Sellers or cannot, by its nature, be cured prior to the Outside Date; provided that Purchaser is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

(e) By Sellers, if Purchaser has breached any of its covenants or agreements or any of its representations or warranties contained in this Agreement, which breach, individually or in the aggregate, would cause the conditions set forth in Section 7.3 to not be satisfied, and such breach is not cured within 45 days following written notice to Purchaser or cannot, by its nature, be cured prior to the Outside Date; provided that Sellers are not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Sellers, Purchaser, any of their respective Affiliates or any of the officers, directors or stockholders of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except (i) this Section 9.2, Section 6.5 and Article X shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Purchaser nor Sellers shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 Entire Agreement; Amendment. All Exhibits (attached hereto and as executed) and Schedules hereto shall be deemed to be incorporated into and made part of this Agreement. This Agreement, together with the Exhibits (attached hereto and as executed) and Schedules hereto contain the entire agreement and understanding among the parties with respect to the subject matter hereof (and supersede any prior agreements, arrangements or understandings among the parties with respect to the subject matter hereof) and there are no agreements, representations, or warranties which are not set forth herein. This Agreement may not be amended or revised except by a writing signed by Sellers and Purchaser.

Section 10.2 Binding Effect; Assignment; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided herein, this Agreement and all rights hereunder may not be assigned by any party hereto except by prior written consent of the other party hereto, and any purported assignment without such consent shall be null and void; provided that Purchaser may assign its right to acquire any asset and/or the obligation to pay all or part of the consideration and to assume any liability to any wholly owned Subsidiary without the prior written consent of the other party hereto. The parties intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than parties hereto; provided that the provisions of Article VIII will inure to the benefit of the Indemnified Parties.

Section 10.3 Specific Performance. The parties hereto acknowledge and agree that (i) monetary damages could not adequately compensate any party hereto in the event of a breach or threatened breach of this Agreement by any other party, (ii) the non-breaching party would suffer irreparable harm in the event of such a breach or threatened breach, and (iii) the non-breaching party shall have, in addition to any other rights or remedies it may have at law or in equity, specific performance and injunctive relief as a remedy for the enforcement hereof to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. The parties agree to not seek and agree to waive any requirement for the securing or posting of a bond in connection with a party seeking or obtaining any relief pursuant to this Section 10.3.

Section 10.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when two or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. The execution and delivery of this Agreement may be effected by facsimile or any other electronic means such as “.pdf” or “.tiff” files.

Section 10.5 Notices. All notices, requests, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given or made if delivered personally, sent by facsimile transmission or telex confirmed in writing within two Business Days, or sent by registered or certified mail, postage prepaid, as follows:

If to HSBC Finance Corporation, HSBC USA Inc., HSBC Technology

and Services (USA) Inc. to:

Stuart Alderoty

Senior Executive Vice President and General Counsel

HSBC North America Holdings Inc.

452 Fifth Avenue, Floor 10

New York, New York 10018

Facsimile: (212) 525-6994

with copies to:

Mitchell S. Eitel, Esq. and Camille L. Orme, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Facsimile: (212) 558-3586

If to Purchaser to:

Murray Abrams

Executive Vice President, Corporate Development

John G. Finneran, Jr.,

General Counsel and Corporate Secretary

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia

Facsimile: (703) 720-1094

with copies to:

Matthew M. Guest, Esq.

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, New York 10019

Facsimile: (212) 403-2000

Any party may change the address or fax number to which such communications are to be sent to it by giving written notice of change of address to the other party in the manner provided above for giving notice.

Section 10.6 Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

Section 10.7 Expenses. Except as otherwise expressly set forth herein or in the Transition Services Agreement, all fees and expenses payable in connection with the consummation of the transactions contemplated by this Agreement shall be the sole liability of the party incurring such expense.

Section 10.8 Deadlines. If the last day of the time period for the giving of any notice or the taking of any action required under this Agreement falls on a Saturday, Sunday or legal holiday or a date on which banks in the State of New York are authorized by law to close, the time period for giving such notice or taking such action shall be extended through the next Business Day following the original expiration date of such.

Section 10.9 Scope of Agreements. This Agreement shall not create any partnership, joint venture or other similar arrangement between Sellers or any of their respective Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand.

Section 10.10 Delays or Omissions. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provision or condition of this Agreement shall be effective only to the extent specifically set forth in writing. Notwithstanding any provision set forth herein, no party hereto shall be required to take any action or refrain from taking any action that would cause it to violate any Applicable Law, statute, legal restriction, regulation, rule or order or any Governmental Entity.

Section 10.11 Bulk Sales. Sellers and Purchaser agree to waive compliance with Article 6 of the Uniform Commercial Code as adopted in each of the jurisdictions in which any of the Acquired Assets are located to the extent that such Article is applicable to the transactions contemplated hereby.

Section 10.12 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH, OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 10.13 Governing Law; Consent to Jurisdiction. The execution, interpretation, and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to any conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any other jurisdiction other than the State of New York. EACH PARTY HERETO, TO THE EXTENT IT MAY LAWFULLY DO SO, HEREBY SUBMITS TO THE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AS WELL AS TO THE JURISDICTION OF ALL COURTS FROM WHICH AN APPEAL MAY BE TAKEN OR OTHER REVIEW SOUGHT FROM THE AFORESAID COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF SUCH PARTY’S OBLIGATIONS UNDER OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY, AND EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS.

Section 10.14 Purchaser’s Authority to Endorse Checks. Sellers hereby appoint and empower Purchaser as its true and lawful attorney-in-fact, with full power of substitution, after the Closing solely to (i) open mail addressed to any Selling Entity that is delivered to such Selling Entity’s former place of business or otherwise received by Purchaser, (ii) endorse any check or other instrument made payable to such Selling Entity and submitted by a Borrower as payment on any Accounts, and (iii) direct Borrower to make future payments due from them directly to Purchaser or to a lock box designated by Purchaser.

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IN WITNESS WHEREOF, this Agreement has been executed on behalf of each of the parties hereto as of the date first above written.

HSBC FINANCE CORPORATION

By:	/s/ Eli Sinyak
	Name:	Eli Sinyak
	Title:	Senior Executive Vice President &
Chief Technology and Services Officer
HSBC USA INC.

By:	/s/ Eli Sinyak
	Name:	Eli Sinyak
	Title:	Senior Executive Vice President &
Chief Technology and Services Officer
HSBC TECHNOLOGY AND SERVICES (USA) INC.

By:	/s/ Eli Sinyak
	Name:	Eli Sinyak
	Title:	President
CAPITAL ONE FINANCIAL CORPORATION

By:	/s/ Richard D. Fairbank
	Name:	Richard D. Fairbank
	Title:	Chief Executive Officer and President

[Purchase and Assumption Agreement – Signature Page]